Exhibit 10.1

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RESEARCH AND COLLABORATION AGREEMENT

between

VERVE THERAPEUTICS, INC.

and

ELI LILLY AND COMPANY

Dated as of June 14, 2023

RESEARCH AND COLLABORATION AGREEMENT

This Research and Collaboration Agreement (this “Agreement”) is made and entered into as of June 14, 2023 (the “Execution Date”) by and between Verve Therapeutics, Inc., a Delaware corporation (“Verve”), and Eli Lilly and Company, an Indiana corporation (“Lilly”). Verve and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Verve owns and controls certain intellectual property rights with respect to gene editing products and technology and expertise in the development and manufacturing of gene editing products;

WHEREAS, Lilly and its Affiliates (defined below) have expertise in the research, development, manufacturing and commercialization of pharmaceutical products;

WHEREAS, the Parties wish to collaborate on certain activities aimed at research and development of Licensed Products (defined below) in accordance with the terms set forth below; and

WHEREAS, Verve wishes to grant to Lilly, and Lilly wishes to obtain, exclusive licenses under certain of Verve’s intellectual property rights to Exploit (defined below) Licensed Products, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

Definitions

Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Article 1:

1.1.
“Accounting Standards” means, with respect to a Party or any of its Affiliates or its or their Sublicensees, United States Generally Accepted Accounting Principles (U.S. GAAP), consistently applied.
1.2.
“Acquired Verve-Controlled Affiliate” has the meaning set forth in Section 9.2.
1.3.
“Acquirer” has the meaning set forth in Section 1.26.
1.4.
“Active Development” means that Lilly, its Affiliates or its Sublicensees, are actively engaged in one or more of the following activities for a Licensed Product during the period from Phase 2 Assumption until Regulatory Approval: [**].
1.5.
“Additional Target” means a [**] Option Target incorporated into the Research and Development Program pursuant to Section 2.4.
1.6.
“Additional Target Election Period” has the meaning set forth in Section 2.4.
1.7.
“Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.7, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity. [**].
1.8.
“Alliance Manager” has the meaning set forth in Section 7.4.
1.9.
“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term, including data protection and privacy laws.
1.10.
“Background IP” means, with respect to Lilly, the Lilly Background IP and, with respect to Verve, the Verve Background IP.
1.11.
“[**]” has the meaning set forth in Section [**].
1.12.
“[**]” has the meaning set forth in Section [**].
1.13.
“Biosimilar Application” has the meaning set forth in Section 11.9.6.
1.14.
“BLA” means a Biologics License Application as described in 21 C.F.R. 601.2 or an equivalent application in any other applicable jurisdiction in the Territory.
1.15.
“[**] Agreement” means the [**] License Agreement by and between [**] and Verve, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.
1.16.
“Budget Date” has the meaning set forth in Section 6.5.
1.17.
“Budgeted Research and Development Expenditures” has the meaning set forth in Section 3.4.3(b).
1.18.
“Business Day” means any day, other than any Saturday, Sunday, a U.S. Federal holiday, or any day that banks are authorized or required to be closed in Indianapolis, Indiana, New York, New York or Boston, Massachusetts.
1.19.
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year; except that the first Calendar Quarter will begin on the Effective Date and the last Calendar Quarter will end on the last day of the Term.
1.20.
“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31 of each year; except that the first Calendar Year will begin on the Effective Date and the last Calendar Year will end on the last day of the Term.
1.21.
“Calendar Year Net Sales” means, with respect to any Licensed Product, the aggregate, worldwide Net Sales of such Licensed Product of Lilly, its Affiliates and Sublicensees in a single Calendar Year.
1.22.
“Candidate” means a Development Molecule that has achieved Candidate Selection, or which Lilly has otherwise elected to progress in accordance with Section 3.2.
1.23.
“Candidate Selection” has the meaning set forth in Section 3.2.
1.24.
“Candidate Selection Critical Success Factors” means the criteria to achieve Candidate Selection, as set forth in the applicable Research and Development Plan.
1.25.
“Candidate Selection Data Package” means, with respect to a given Licensed Program, a data package containing the Program Results required to be delivered under the corresponding Research and Development Plan in association with a notification that the Candidate Selection Critical Success Factors are satisfied pursuant to Section 3.2.
1.26.
“Change of Control” means, with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (b) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; (c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party; (d) the acquisition by a Third Party of majority control of the board of directors or equivalent governing body of such Party; or (e) the acquisition by a Third Party of all or substantially all of the assets of such Party related to the transactions contemplated by this Agreement. The acquiring or combining Third Party referenced in any of (a)-(e), and any of such Third Party’s Affiliates (whether in existence as of or at any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction, or Affiliates the acquired Party controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.27.
“Claim” has the meaning set forth in Section 13.1.1.
1.28.
“Clinical Trial” means any human clinical study of a pharmaceutical product including for clarity any post-Regulatory Approval clinical trial.
1.29.
“CMC” means chemistry, manufacturing and controls.
1.30.
“CMO” means a Third Party contract manufacturing organization.

1.31.
“Code” has the meaning set forth in Section 16.8.
1.32.
“Co-Funded Product” means, during the Cost-Sharing Term, a Licensed Product that is subject to Expense and Margin Sharing.
1.33.
“Co-Funded Product Divestment” has the meaning set forth in Section 6.8.
1.34.
“Co-Funded Product Divestment Effective Date” has the meaning set forth in Section 6.8.
1.35.
“Co-Funded Product Sharing Amounts” has the meaning set forth in Section 10.5.5(c).
1.36.
“Combination Licensed Product” has the meaning set forth in Section 1.151.
1.37.
“Commercial Milestone Event” has the meaning set forth in Section 10.3.2.
1.38.
“Commercial Milestone Payment” has the meaning set forth in Section 10.3.2.
1.39.
“Commercialization” means (a) the offering for sale of, or sale of a Licensed Product, or (b) conducting activities, other than Research, Development or Manufacturing, in preparation for or in furtherance of the foregoing activities; in each case, including activities related to marketing, promoting, distributing, importing, pricing and recording sales of such Licensed Product. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.40.
“Commercially Reasonable Efforts” of a Party means that level of efforts and resources [**]. For clarity, “Commercially Reasonable Efforts” shall be determined on an indication-by-indication, product-by-product, and country-by-country basis within the Territory, and it is anticipated that the level of effort for different indications, products and countries may differ and may change over time, reflecting changes in the status of the compound, product or therapy and the indications and country(ies) involved.
1.41.
“Competing Product” means any in vivo genome-editing product (excluding a Licensed Product) in the Field that is Directed To (a) during the Research Term, the Initial Target or any [**] Option Target excluding an Expired [**] Option Target, and (b) following expiration of the Research Term, any Licensed Target. For purposes of this definition of Competing Product, a genome-editing product is not considered Directed To a Target unless [**].
1.42.
“Competing Program” means activities in furtherance of Exploitation of a Competing Product; provided, however, that Research and Development activities that lead to the unintentional discovery, Research or Development of a Competing Product shall not be considered to have been conducted in furtherance of Exploitation of a Competing Product provided conduct of such activities cease immediately following the discovery thereof.
1.43.
“Completion” means, with respect to a Clinical Trial, [**] after the publication of the final clinical study report for such Clinical Trial.
1.44.
“Confidential Proprietary Information” has the meaning set forth in Section 14.1.1.

1.45.
“Confidentiality Agreement” means that certain Confidentiality Agreement between Lilly and Verve, dated as of [**], as amended by Lilly and Verve pursuant to the First Amendment to the Confidentiality Agreement, dated as of [**].
1.46.
“Control” means, with respect to any Know-How or Patent, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by any license granted under this Agreement), to grant a license, sublicense, or other right to or under such Know-How or Patent as provided for herein without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing: (a) any Know-How or Patent that is in-licensed or acquired by Verve or its Affiliates under a Future In-Licensed Technology Agreement shall not be deemed “Controlled” by Verve or its Affiliates unless and until Lilly agrees to take a sublicense under such Future In-Licensed Technology Agreement in accordance with Section 11.7.2; and (b) Verve or its Affiliates will be deemed to not Control any Know-How or Patent of an Acquirer that (i) either (A) is Controlled by the Acquirer as of the closing of the Change of Control pursuant to which such Acquirer became an Affiliate of Verve or (B) after the closing of such Change of Control, is generated or acquired by the Acquirer without access or use of (I) any of Lilly’s Confidential Proprietary Information or non-public Lilly Sole IP, (II) any non-public Licensed Know-How (except pursuant to a license granted prior the closing of such Change of Control for activities not Directed To a Licensed Target), (III) any non-public Verve Sole IP generated in the conduct of activities under this Agreement (except pursuant to a license granted prior the closing of such Change of Control for activities not Directed To a Licensed Target), or (IV) information received through violation of a Firewall, and (ii) such any Know-How or Patent of the Acquirer is not used or practiced by or on behalf of Verve or any of its Affiliates in the performance of activities under this Agreement.
1.47.
“Cost Overages” has the meaning set forth in Section 3.4.2.
1.48.
“Cost-Sharing Election Periods” has the meaning set forth in Section 6.1.
1.49.
“Cost-Sharing Fee” has the meaning set forth in Section 6.3.
1.50.
“Cost-Sharing Option” has the meaning set forth in Section 6.1.
1.51.
“Cost-Sharing Option Effective Date” means, with respect to any Co-Funded Product, [**] following (a) [**] or (b) [**].
1.52.
“Cost-Sharing Option Information Package” has the meaning set forth in Section 6.1.
1.53.
“Cost-Sharing Requirements” means that, at the time Verve submits notice expressing intent to exercise the Cost-Sharing Option pursuant to Section 6.1, Verve has, or has a reasonable expectation of, [**].
1.54.
“Cost-Sharing Term” means, with respect to a Co-Funded Product, the period beginning on the Cost-Sharing Option Effective Date for such Co-Funded Product and ending upon the earliest to occur of: (a) a Lilly Cost-Sharing COC Termination; (b) the effective date of termination for a Co-Funded Product by Lilly pursuant to Section 16.3; (c) the effective date of termination of the Cost-Sharing Term by Verve pursuant to Section 6.7; (d) the Co-Funded Product Divestment Effective Date; and (e) the effective date of termination of the Cost-Sharing Term by Lilly pursuant to Section 6.9.

1.55.
“Cost-Sharing Wind-Down Period” has the meaning set forth in Section 6.9.
1.56.
“Cover” or “Covering” means, with respect to a claim of a Patent and (a) a Licensed Product, that such claim would be infringed, absent a license, by the Exploitation of such Licensed Product (considering claims of patent applications to be issued as then pending); (b) a Verve Gene Editor, that such claim would be infringed, absent a license, by the Exploitation of such Verve Gene Editor (considering claims of patent applications to be issued as then pending); or (c) a Verve Delivery Element, that such claim would be infringed, absent a license, by the Exploitation of such Verve Delivery Element (considering claims of patent applications to be issued as then pending).
1.57.
“Development” or “Develop” means any and all activities directed to the non-clinical and clinical drug development activities that are necessary or useful to obtain Regulatory Approval for a Licensed Product, or other compound, product or therapy, including design and conduct of pre-BLA approval clinical trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.
1.58.
“Development Advancement” has the meaning set forth in Section 4.2.
1.59.
“Development Costs” means, with respect to a Co-Funded Product (or components thereof), the following the [**]:

[**];

in each case (1.59.1 through 1.59.7), to the extent such costs are calculated in accordance with Accounting Standards and incurred by a Party either (x) during the Cost-Sharing Term or (y) in the [**] period prior to the applicable Cost-Sharing Option Effective Date primarily in furtherance of Phase 2 Clinical Trials or later activities for such Co-Funded Product. Notwithstanding anything to the contrary set forth in this Agreement, “Development Costs” in all cases will exclude [**].

1.60.
“Development Molecule” means any in vivo genome editing product that: (a) is the subject of activities under a Research and Development Plan; (b) incorporates a Verve [**] Element; and (c) is Directed To a Licensed Target.
1.61.
“Directed To” means, with respect to an in vivo genome editing product and a Target, that such in vivo genome editing product contains a gene editor that: (a) [**]; and (b) [**].
1.62.
“Disclosing Party” has the meaning set forth in Section 14.1.2.
1.63.
“Dispute” has the meaning set forth in Section 17.2.
1.64.
“Divestiture” means, [**].
1.65.
“DOJ” has the meaning set forth in Section 15.1.
1.66.
“[**]” means, [**].
1.67.
“Effective Date” means the HSR Clearance Date if and when such date occurs.

1.68.
“Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers” has the meaning set forth in Section 3.7.
1.69.
“Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 3.7.
1.70.
“Eligible Cost” means with respect to a Co-Funded Product, to the extent incurred during the Cost-Sharing Term and in accordance with this Agreement [**]:
(a)
[**].

Notwithstanding anything to the contrary set forth above, “Eligible Costs” are exclusive of and do not include [**] or any cost for which a Party is solely responsible under this Agreement. Except to the extent already included in Internal Qualified Expenses, “Eligible Costs” shall not include either Party’s costs [**].

1.71.
“Escalation” has the meaning set forth in Section 17.2.
1.72.
“EU Major Markets” means [**].
1.73.
“Executive Officers” means (a) with respect to Verve, Verve’s [**] and (b) with respect to Lilly, the [**] (or substantially equivalent function within Lilly); or, in each case (a) and (b), his or her designee that has authority to decide the matter at hand.
1.74.
“Existing In-Licensed Technology” means any Patent or Know-How Controlled by a Third Party that: (a) with respect to Patents, [**]; or (b) with respect to Know-How, [**]; in each case ((a) and (b)) as applicable to a Development Molecule that is the subject of the Research and Development Plan attached hereto as Schedule 2.6.1. The Existing In-Licensed Technology is described in Schedule 1.74. Notwithstanding the foregoing, the Patents and Know-How licensed under the [**] Agreement shall not constitute Existing In-Licensed Technology.
1.75.
“Existing In-License Agreement” means the Third Party agreements pursuant to which Verve licenses any Existing In-Licensed Technology.
1.76.
“Existing License Share” has the meaning set forth in Section 11.7.1.
1.77.
“Existing Patents” has the meaning set forth in Section 12.2.3(a).
1.78.
“Expense and Margin Sharing” has the meaning set forth in Section 10.5.
1.79.
“Expired [**] Option Target” has the meaning set forth in Section [**].
1.80.
“Exploit” means to make, have made, use, have used, import, sell, and offer for sale, including to Research, Develop, Manufacture, and Commercialize, and “Exploitation” means the act of Exploiting.
1.81.
“Field” means the diagnosis, prevention and treatment of any and all diseases in humans and non-human animals.
1.82.
“Firewall Event” has the meaning set forth in Section 18.8.5.

1.83.
“Firewall Period” means, [**].
1.84.
“Firewalls” means reasonable and appropriate technical, physical and procedural safeguards established by Verve and any Acquirer of Verve which has a Competing Program: (a) to ensure that no non-public information or materials (such as [**]), or other non-personnel resources directly relating to Licensed Products or non-public Licensed Know-How are accessible by personnel of the Acquirer working on the Competing Program during the Firewall Period (excluding [**]); and (b) where such Acquirer is also a Lilly Competitor, to ensure that no Confidential Proprietary Information of Lilly is accessible by personnel of the Acquirer. Notwithstanding the foregoing, Verve shall not have the obligation under clause (a) to prevent access to information, materials, or other non-personnel resources relating to Licensed Know-How by personnel of an Acquirer of Verve that, before the closing of the applicable Change of Control, had a license to such Licensed Know-How from Verve for activities not Directed to a Licensed Target.
1.85.
“First Commercial Sale” means the [**].
1.86.
“First Tox Dose” means the first dosing of the first animal in a GLP Toxicology Study with respect to any Licensed Product or Candidate.
1.87.
“FTC” has the meaning set forth in Section 15.1.
1.88.
“FTE” means the equivalent of a full-time employee’s work performing Research, Development or Commercialization activities under this Agreement performing [**] work hours per Calendar Year. If any such individual works partially on Research, Development or Commercialization activities under this Agreement and partially on other work in a Calendar Quarter, then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such Calendar Quarter that such individual spent conducting Research, Development or Commercialization activities under this Agreement based on [**] working hours per Calendar Year, applied consistently throughout the Calendar Year. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. Notwithstanding anything to the contrary in the foregoing, no individual person can ever constitute more than a single FTE.
1.89.
“FTE Rate” means the rate of FTE costs incurred by a Party, which for the purposes of this Agreement is deemed to be $[**] per FTE per Calendar Year through Calendar Year 2023 and which shall be increased (or decreased) each subsequent Calendar Year by the percentage change in the Producer Price Index – Pharmaceutical Preparation Manufacturing from the prior year. The FTE Rate includes costs of salaries, benefits, supplies, and other employee costs, and supporting overhead and administrative allocations.
1.90.
“Future In-Licensed Technology” means any Patents and Know-How Controlled by a Third Party that: (a) (i) with respect to Patents, [**] or (ii) with respect to Know-How, [**]; and (b) is Controlled by Verve after the Effective Date pursuant to a license from a Third Party.
1.91.
“Future In-Licensed Technology Agreement” means an agreement pursuant to which Verve acquires a license to Future In-Licensed Technology from a Third Party.
1.92.
“Generate” means: (a) with respect to any Know-How constituting an invention,

to invent; (b) with respect to any Know-How constituting data, to collect, compile or document; and (c) with respect to any other Know-How, to create, develop or discover. “Generation” and “Generated” have corresponding meanings.
1.93.
“Generic/Biosimilar Equivalent” means, with reference to a Licensed Product, and on a Licensed Product-by-Licensed Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “follow-on gene therapy product”, “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that in each case: (a) is sold in the same country (or is commercially available in the same country) as such Licensed Product by any Third Party that is not a Sublicensee of Lilly or its Affiliates; and (b) either (i) contains an active substance that is highly similar to and has no clinically meaningful differences from the Licensed Product, or (ii) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Licensed Product), in each case ((i) and (ii)), in a manner that permits substitution of such product for the Licensed Product under Applicable Law in such country.
1.94.
“GLP Toxicology Study” means a toxicology study of a product in an animal species that is: (a) conducted in compliance with then-current GLP; and (b) designed to support the filing of an IND for such product.
1.95.
“Good Clinical Practices” or “GCPs” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects.
1.96.
“Good Laboratory Practices” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is Researched and Developed, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.97.
“Good Manufacturing Practices” or “GMPs” means the current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2,

TRS 961 Annex 6, TRS 957 Annex 2 and TRS 999 Annex 2, (d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.98.
“Government Official” has the meaning set forth in Section 12.4.8.
1.99.
“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.100.
“Gross Margin” means, with respect to a Co-Funded Product, the [**].
1.101.
“Gross Margin Share” has the meaning set forth in Section 10.5.3.
1.102.
“HSR Act” has the meaning set forth in Section 15.1.
1.103.
“HSR Clearance Date” has the meaning set forth in Section 15.1.
1.104.
“Improvement” means any modification, enhancement, improvement or derivative.
1.105.
“IND” means: (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions; and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.106.
“Indemnitee” has the meaning set forth in Section 13.1.3.
1.107.
“Indemnitor” has the meaning set forth in Section 13.1.3.
1.108.
“IND-Enabling Studies” means studies that are conducted to meet the requirements for filing an IND with a Regulatory Authority, including ADME (absorption, distribution, metabolism, and excretion) studies, GLP Toxicology Studies, pharmacology studies in animal models, studies required for the preparation of the CMC section of such IND, including studies relating to analytical methods and purity analysis, and formulation and Manufacturing development studies.
1.109.
“Infringement” has the meaning set forth in Section 11.9.1.
1.110.
“Initial Target” means the lipoprotein(a) gene (LPA), Gene ID 4018.
1.111.
“Initiation” means, [**].
1.112.
“Intellectual Property Rights” means any and all proprietary rights provided under: (a) patent law, including any Patents; (b) trademark law; (c) copyright law; or (d) any other applicable statutory provision or common law principle, including trade secret law that may provide a right in ideas, formulae, algorithms, concepts, inventions (whether or not patentable), or Know-How, or the expression or use thereof.

1.113.
“Internal Compliance Codes” has the meaning set forth in Section 12.4.4.
1.114.
“Internal Qualified Expenses” means any expenses incurred or accrued by a Party in the performance of activities related to the Research (in connection with performance of a Clinical Trial), Development (including activities related to efforts to submit Regulatory Filings) or Commercialization of a Licensed Product, with personnel costs charged on a FTE Rate basis unless otherwise mutually agreed by the Parties; provided, that: [**].
1.115.
“IRA Impact” has the meaning set forth in Section 10.4.2(c).
1.116.
“JCC” has the meaning set forth in Section 6.3.
1.117.
“JDC” has the meaning set forth in Section 6.3.
1.118.
“JFC” has the meaning set forth in Section 6.3.
1.119.
“Joint IP” means: (a) all Know-How Generated jointly by or on behalf of Lilly (or its Affiliates or its or their Sublicensees) and Verve (or its Affiliates) solely in the course of activities conducted under this Agreement (“Joint Know-How”); and (b) any and all Patents that claim the Joint Know-How (collectively, “Joint Patents”); in each case excluding any Lilly IP Improvements and Verve IP Improvements. The existence of this Agreement (including the Parties’ agreement to the Research and Development Plan(s) (and any revisions thereto), the fact that Verve’s activities may be conducted under the Research and Development Plan, and payment for Verve’s research and development activities thereunder), general discussions in any committee hereunder, or the disclosure or inclusion of an objective or problem to be solved will not be alone or in combination sufficient to render a Patent or Know-How Joint IP, unless those factors are relevant for inventorship under U.S. patent law.
1.120.
“Joint Know-How” has the meaning set forth in Section 1.119.
1.121.
“Joint Patents” has the meaning set forth in Section 1.119.
1.122.
“JSC” has the meaning set forth in Section 7.1.
1.123.
“JSC Subcommittee” has the meaning set forth in Section 7.2.
1.124.
“Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.
1.125.
“Launch” means, with respect to a Co-Funded Product in any country in the Territory, the date of First Commercial Sale in such country. “Launched” when used as an adjective shall have its correlative meaning.
1.126.
“Licensed Know-How” means any Know-How Controlled by Verve or its Affiliates (including any Verve Gene Editor or Verve Delivery Element) as of the Effective Date or at any time during the Term that: (a) is Generated pursuant to a Research and Development Plan and specifically relates to a Licensed Target; or (b) is necessary or reasonably useful for the Exploitation of any Licensed Product, including components thereof (including in each case ((a) and (b)), Verve’s interest in any Joint Know-How). Licensed Know-How as described in the foregoing subsection (b) includes any Know-How disclosed to Lilly by Verve prior to the Effective Date.
1.127.
“Licensed Patents” means all Patents Controlled by Verve or its Affiliates as of the Effective Date or at any time during the Term that Cover Exploitation of any Licensed Product, including components thereof (including Verve’s interest in any Joint Patents).
1.128.
“Licensed Product” means any in vivo genome editing product that includes a Candidate. Co-Funded Products and Royalty Products shall each be considered Licensed Products. For clarity, [**] are and shall be treated as a single Licensed Product.
1.129.
“Licensed Product Trademarks” has the meaning set forth in Section 11.14.
1.130.
“Licensed Program” means a program to Generate, Research or Develop a Licensed Product Directed To a Licensed Target.
1.131.
“Licensed Target” means, collectively, the Initial Target, the Additional Target (if selected by Lilly pursuant to Section 2.4), and the Replacement Target (if selected by Lilly pursuant to Section 2.5); in each case excluding any Terminated Target.
1.132.
“Lilly Background IP” means any and all Patents and Know-How that Lilly or its Affiliates (a) Control as of the Effective Date, or (b) acquire Control of after the Effective Date outside the scope of the activities under this Agreement.
1.133.
“Lilly Competitor” means a company that: (a) [**]; and (b) [**].
1.134.
“Lilly Costs” has the meaning set forth in Section 10.5.2.
1.135.
“Lilly Cost-Sharing COC Termination” has the meaning set forth in Section 6.6.
1.136.
“Lilly Indemnitee” has the meaning set forth in Section 13.1.1.
1.137.
“Lilly IP” means the Lilly Background IP, Lilly Sole IP and Lilly’s interest in any Joint IP.
1.138.
“Lilly IP Improvement” means: (a) any Know-How Generated by or on behalf of either Party (or its Affiliates or its or their Sublicensees) (or jointly) in the course of performing its activities under this Agreement that constitutes [**], in each case, solely to the extent that such Know-How (i) [**] and (ii) [**], and (iii) [**]; (b) any Know-How Generated by or on behalf of either Party (or its Affiliates or its or their Sublicensees) (or jointly) in the course of performing its activities under this Agreement that is [**]; and (c) any Patent that claims any of the foregoing Know-How.

1.139.
“[**]” has the meaning set forth in Section [**].
1.140.
“Lilly Patent” means any Patent claiming or constituting any Lilly IP.
1.141.
“Lilly Sole IP” means (a) other than the [**], any Know-How Generated solely by or on behalf of Lilly (or its Affiliates or its or their Sublicensees) in the course of activities conducted under this Agreement, and any and all Patents that claim such Know-How, and (b) [**].
1.142.
“Loss of Market Exclusivity” has the meaning set forth in Section 10.4.
1.143.
“Losses” has the meaning set forth in Section 13.1.1.
1.144.
“Manufacture” and “Manufacturing” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, or holding of any product or any intermediate of any of the foregoing, including formulation, process development, process qualification and validation, scale-up, preclinical, clinical, and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.
1.145.
“Manufacturing Technology Transfer” has the meaning set forth in Section 5.2.1.
1.146.
“Material Amendment” means, with respect to a given Research and Development Plan (including the Research and Development Budget), an amendment thereto that would: (a) require Verve to expend resources beyond those agreed in the then-current Research and Development Plan (or, if silent as to resources to be expended, as otherwise estimated in good faith by Verve); provided that [**]; (b) modify the Research and Development Plan toward a performance metric other than Candidate Selection; or (c) modify the Candidate Selection Critical Success Factors.
1.147.
“Materials Transfer Record Form” has the meaning set forth in Section 3.6.2.
1.148.
“Milestone Events” has the meaning set forth in Section 10.3.
1.149.
“Milestone Payments” has the meaning set forth in Section 10.3.
1.150.
“Mix Patent” means any Licensed Patent that includes one or more claims that would, if segregated from the other claims in such Licensed Patent, be a Product Patent within the meaning of Section 1.169(b).
1.151.
“Net Sales” means, with respect to a particular Licensed Product, the [**]:

[**];

Such amounts shall be determined from the books and records of Lilly or its Affiliate or Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

A qualifying amount may be deducted only once regardless of the number of the preceding categories that describes such amount. Sales between or among Lilly, its Affiliates and Sublicensees will be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Lilly or any such Affiliates or Sublicensees.

In the event that the Licensed Product is sold in the form of a Combination Licensed Product (where “Combination Licensed Product” means any Licensed Product containing one or more other therapeutically active compound(s) or ingredients that is not a Verve Gene Editor or Verve Delivery Element (“Other Product”)), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [**].

In the event that the weighted average sale price of the [**] Product can be determined but the weighted average sale price of the Other Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of the Other Product can be determined but the weighted average sale price of the [**] Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of both the [**] Product and the Other Product in the Combination Licensed Product cannot be determined, the Net Sales of the Licensed Product shall be calculated by [**].

The weighted average sale price for a Licensed Product, other compound(s) or ingredients, or Combination Licensed Product shall be calculated [**] and such price shall be used during all applicable royalty reporting periods for the [**]. When determining the weighted average sale price of a Licensed Product, other compound(s) or ingredients, or Combination Licensed Product, the weighted average sale price shall be calculated by dividing the sales amount (translated into U.S. dollars) by the units of active ingredient sold during the [**] for the respective Licensed Product, other compound(s) or ingredients, or Combination Licensed Product. In the [**], a forecasted weighted average sale price will be used for the Licensed Product, other compound(s) or ingredients, or Combination Licensed Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the [**].

1.152.
“[**] Agreement” means the License Agreement by and between [**] and Verve, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.
1.153.
“Open Payments Law” has the meaning set forth in Section 12.4.6.
1.154.
“Out-of-Pocket Costs” means the costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards) incurred by a Party or any of its Affiliates in connection with the conduct of any applicable activities under this Agreement, excluding: (a) [**]; (b) [**]; and (c) [**].
1.155.
“Party-Specific Regulations” has the meaning set forth in Section 12.4.3.

1.156.
“Patents” mean: (a) patents and patent applications; (b) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications; and (c) any and all foreign equivalents of the foregoing.
1.157.
“Patent Working Group” has the meaning set forth in Section 11.8.4.
1.158.
“Payor” has the meaning set forth in Section 10.9.
1.159.
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.160.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is directly associated with an identified individual person.
1.161.
“Phase 1 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).
1.162.
“Phase 2 Assumption” means with respect to any Licensed Product, written notice delivered to Verve by Lilly within [**] following Completion of the last Phase 1 Clinical Trial with respect to the Licensed Product [**].
1.163.
“Phase 2 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).
1.164.
“Phase 3 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).
1.165.
“PHSA” means the United States Public Health Service Act.
1.166.
“Post-Marketing Activity Costs” means costs for activities relating to post-marketing [**].
1.167.
“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction.
1.168.
“Product Failure” means, with respect to a Co-Funded Product, that Lilly has reasonably determined that continued Development of such Co-Funded Product or Commercialization thereof, for any indication or with any label, is not commercially reasonable (within the meaning of Commercially Reasonable Efforts, mutatis mutandis) due to one of the following: (a) [**]; (b) [**]; (c) [**]; (d) [**]; or (e) [**].
1.169.
“Product Patent” means: (a) the [**] identified in Schedule 1.169, including (i) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions,

registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of such Patent and (ii) any and all foreign equivalents of the foregoing; and (b) any Patent that solely and specifically claims the composition of matter of a Licensed Product, where the phrase “claims the composition of matter of a Licensed Product” requires that such Patent includes a claim that specifically includes a limitation that is Licensed Target specific (such as a gRNA of the applicable Licensed Product that has a spacer sequence that corresponds to or targets a protospacer sequence in the applicable Licensed Target).
1.170.
“Program Results” has the meaning set forth in Section 14.1.1.
1.171.
“Proof of Concept” means requirements set forth in a Research and Development Plan for achieving in vitro and in vivo proof of concept in a [**] (or as otherwise agreed upon by the Parties) for the relevant Licensed Target.
1.172.
“Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent. “Prosecution and Maintenance” does not include infringement or enforcement actions or counterclaims or declaratory judgment actions for unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement or enforcement action under Section 11.9.
1.173.
“Receiving Party” has the meaning set forth in Section 14.1.2.
1.174.
“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals (including approvals of Regulatory Approval Applications, as well as any such accelerated approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to initiate commercial distribution, marketing, and sale of a product in such country or other jurisdiction, including, as applicable, (a) BLA approval, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval, (d) Pricing and Reimbursement Approval, and (e) any of the foregoing approvals that are accelerated approvals, but excluding approval that is in the nature of emergency use authorization.
1.175.
“Regulatory Approval Application” means a BLA or any similar or corresponding application outside of the United States in the Territory to obtain Regulatory Approval, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition procedure or any other national approval.
1.176.
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agency, department, bureau, commission, council, Governmental Authority, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Products in the Territory (including any Governmental Authority whose approval is required for pricing or reimbursement by national health insurance or its local equivalent), including the FDA in the United States, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, and the EMA in the European Union.

1.177.
“Regulatory Documentation” means all: (a) applications (including all INDs and Regulatory Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents cited therein, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing, in each case ((a), (b) and (c)) to the extent specific to a Licensed Product.
1.178.
“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the testing or Exploitation of a Licensed Product made to or received from any Regulatory Authority in a given country or jurisdiction, including INDs and BLAs.
1.179.
“Replacement Target” means a [**] Option Target incorporated into the Research and Development Program pursuant to Section 2.5.
1.180.
“Research” means any and all research, discovery, and non-clinical and preclinical activities up to (but not including) IND-Enabling Studies, including, as applicable: (a) [**]; and (b) [**]. Research may include Manufacturing solely to the extent necessary in support of the foregoing, but shall not include Development or Commercialization.
1.181.
“Research and Development Budget” has the meaning set forth in Section 2.6.
1.182.
“Research and Development Expenditures” has the meaning set forth in Section 3.4.
1.183.
“Research and Development Milestone Event” has the meaning set forth in Section 10.3.1.
1.184.
“Research and Development Milestone Payment” has the meaning set forth in Section 10.3.1.
1.185.
“Research and Development Plan” has the meaning set forth in Section 2.6.
1.186.
“Research and Development Program” has the meaning set forth in Section 2.1.
1.187.
“Research and Development Program Records” has the meaning set forth in Section 3.6.1.
1.188.
“Research Term” means:
(a)
with respect to the Licensed Program for the Initial Target, the period ending on the fifth (5th) anniversary of the Effective Date, or, if earlier, upon fulfilment of those transfers set forth in Section 4.3 (Regulatory Filings; Regulatory Documentation and Program Results) and Section 5.2 (Manufacturing Technology Transfer) applicable following Completion of all Phase 1 Clinical Trials under such Licensed Program; and

(b)
with respect to the Licensed Program for any Additional Target or Replacement Target, the period ending on the fifth (5th) anniversary of the commencement of the first activity undertaken pursuant to the Research and Development Plan associated with such Licensed Program, or, if earlier, upon fulfilment of those transfers set forth in Section 4.3 (Regulatory Filings; Regulatory Documentation and Program Results) and Section 5.2 (Manufacturing Technology Transfer) applicable following Completion of all Phase 1 Clinical Trials under such Licensed Program;

in each case ((a) and (b)), which period may be extended by Lilly pursuant to Section 2.3 or by mutual agreement of the Parties.

1.189.
“Residuals” has the meaning set forth in Section 14.2.
1.190.
“Restricted Person” has the meaning set forth in Section 12.4.9.
1.191.
“Reversion Negotiation Period” has the meaning set forth in Section 16.6.3(a).
1.192.
“Reversion Option” has the meaning set forth in Section 16.6.3(b).
1.193.
“Royalty” or “Royalties” has the meaning set forth in Section 10.4.1.
1.194.
“Royalty Product” means any Licensed Product, excluding any Co-Funded Product.
1.195.
“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from First Commercial Sale until the latest to occur of: (a) expiration of the last Valid Claim included in a Licensed Patent that Covers such Licensed Product in such country; (b) expiration of all data, regulatory or market exclusivity periods (as may have been supplemented under Applicable Law) or supplemental protection certificates (other than Licensed Patents) covering the Licensed Product that provide exclusive marketing rights in such country; and (c) ten (10) years following the date of such First Commercial Sale of such Licensed Product in such country. For purposes of this definition, any Patent assigned to Lilly pursuant to Section 11.8.5 or 11.9.2 will be deemed to be a Licensed Patent.
1.196.
“Sanctioned Territory” has the meaning set forth in Section 12.4.9(b).
1.197.
“Settlement Sublicense Agreement” means an agreement pursuant to which (and to the extent that) Lilly or any of its Affiliates grants a sublicense of the rights granted under this Agreement to a Third Party solely for the purpose of settling or avoiding litigation or any bona fide intellectual property dispute related to: (a) the alleged infringement or misappropriation of any Patents or Know-How of a Third Party by a Licensed Product or the Exploitation thereof; or (b) the alleged non-infringement, invalidity or unenforceability of or challenge against any Patents Covering or claiming a Licensed Product.
1.198.
“Skipped Milestone Event” has the meaning set forth in Section 10.3.3.
1.199.
“Settlement Sublicensee” means a Third Party solely in its capacity as a sublicensee of the rights under this Agreement pursuant to a Settlement Sublicense Agreement.
1.200.
“Sublicensee” means with respect to a given Party, any Third Party that is granted a sublicense of the rights granted under this Agreement by such Party or its Affiliate; but excluding any Settlement Sublicensee.
1.201.
“Supply Price” means the price for the Manufacture of a Licensed Product as follows:

[**];

[**]. Notwithstanding anything to the contrary, the Supply Price will not include (x) [**] or (y) [**].

1.202.
“Target” means a human gene.
1.203.
“[**]” has the meaning set forth in Section [**].
1.204.
“Technology Transfer Plan” has the meaning set forth in Section 5.2.
1.205.
“Term” has the meaning set forth in Section 16.1.
1.206.
“Terminated Product” means any product that was a Licensed Product but that was terminated in accordance with Section 16.2 or 16.3.
1.207.
“Terminated Products or Targets” means, as the context requires, the applicable Terminated Product or Terminated Target.
1.208.
“Terminated Target” means: (a) any Expired [**] Option Target, (b) any Target that was an Initial Target or Additional Target but that is replaced pursuant to Section 2.5; and (c) any Target that was terminated in accordance with Section 16.2 or 16.3.
1.209.
“Territory” means worldwide.
1.210.
“Third Party” means any Person other than Lilly or Verve or an Affiliate of Lilly or Verve.
1.211.
“Third Party License Payments” has the meaning set forth in Section 10.4.2(a).
1.212.
“Valid Claim” means, a claim of a Licensed Patent that: (a) either (i) [**], or (ii) [**]; and (b) is contained in (i) an issued, unexpired and granted Patent, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, (ii) a pending Patent, other than a Product Patent Prosecuted and Maintained by Lilly, that has not been expressly abandoned or finally rejected without the possibility of appeal or refiling, and which claim has been pending for no more than [**] from its earliest priority date in a national stage application, or (iii) a pending Product Patent Prosecuted and Maintained by Lilly that has not been expressly abandoned or finally rejected without the possibility of appeal or refiling.
1.213.
“Verve Background IP” means any and all Patents and Know-How that Verve or its Affiliates (a) Control as of the Effective Date, or (b) acquire Control of after the Effective Date outside the scope of the activities under this Agreement.

1.214.
“Verve Competitor” means (a) the companies listed on Schedule 1.214 or (b) a biotechnology or biopharmaceutical company with market capitalization of less than [**] Dollars ($[**]) that is Developing or Commercializing a Competing Product.
1.215.
“Verve Costs” has the meaning set forth in Section 10.5.1.
1.216.
“Verve Delivery Element” means a molecule or group of molecules that, alone or in combination with other molecules, facilitate the delivery of a Verve Gene Editor to target cells and that is (a) Covered by Patents Controlled by Verve, or (b) developed using Know-How that is Controlled by Verve.
1.217.
“Verve Gene Editor” means a molecule or group of molecules, other than a base editor, that effectuates (directly or indirectly), the deletion, insertion, modification, and/or replacement of DNA and that is (a) part of the Verve Platform, or otherwise is developed or derived from the Verve Platform, (b) Covered by Patents Controlled by Verve, or (c) developed using Know-How that is Controlled by Verve.
1.218.
“Verve Genus Claim Patent” has the meaning set forth in Section 11.8.1(b).
1.219.
“Verve Indemnitee” has the meaning set forth in Section 13.1.2.
1.220.
“Verve IP” means the Verve Background IP, the Verve Sole IP, and Verve’s interest in any Joint IP.
1.221.
“Verve IP Improvement” means: (a) any Know-How Generated by or on behalf of either Party (or its Affiliates or its or their Sublicensees) (or jointly) in the course of performing its activities under this Agreement that constitutes [**], in each case, solely to the extent that such Know-How (i) [**]; and (ii) [**]; (b) any Know-How Generated by or on behalf of either Party (or its Affiliates or its or their Sublicensees) (or jointly) in the course of performing its activities under this Agreement that is [**]; and (c) any Patent that claims any of the foregoing Know-How.
1.222.
“Verve’s Knowledge” means the actual knowledge of the individuals identified on Schedule 1.222 after due inquiry of their direct reports and other employees of Verve expected to have pertinent information with respect to the applicable matter.
1.223.
“Verve Phase 1 Clinical Trial” means: (a) the first Phase 1 Clinical Trial for each Licensed Product; and (b) any other Phase 1 Clinical Trial that the Parties agree will be conducted by Verve pursuant to (and as set forth in) a Research and Development Plan.
1.224.
“Verve Platform” means Verve’s proprietary genome editing and delivery technology, in each case, relating to the discovery, characterization, selection, development, optimization and engineering of Verve Gene Editors and the delivery thereof with Verve Delivery Elements, including any modifications, derivatives or improvements thereto.
1.225.
“Verve Sole IP” means (a) other than [**], any Know-How Generated solely by or on behalf of Verve (or its Affiliates or its or their Sublicensees) in the course of activities conducted under this Agreement, and any and all Patents that claim such Know-How, and (b) [**].
1.226.
“[**]” has the meaning set forth in Schedule 1.226.

1.227.
“[**]” has the meaning set forth in Schedule 1.227.
1.228.
“Working Group” has the meaning set forth in Section 7.3.
Article 2

Overview; Programs and Research and Development Plans
2.1.
Overview. The primary objective of Research and Development conducted under this Agreement is for the Parties to collaborate under Research and Development Plans, and thereafter in accordance with the terms of this Agreement, with the intended purpose of: (a) [**] focused on diseases implicated by the Licensed Target, and (b) Lilly further Developing such Licensed Products to ready them for Commercialization (collectively, the “Research and Development Program”).
2.2.
Research and Development Program Structure. The Research and Development Program is divided into separate Licensed Programs, each governed by a comprehensive Research and Development Plan, each of which corresponds to a Licensed Target. Each Research and Development Plan is agreed as of the Effective Date (in the case of the Initial Target) or created in accordance with Section 2.6.2.
2.3.
Research Term; Extension. Each Research and Development Plan must be completed during the corresponding Research Term; provided that in no event will an expiration of the Research Term discontinue the Parties’ Research and Development obligations with respect to a Licensed Program for which Initiation of a Phase 1 Clinical Trial has occurred and such Phase 1 Clinical Trial has not been Completed or terminated. On a Licensed Program-by-Licensed Program basis, Lilly may elect to extend the corresponding Research Term once for a period of up to twelve (12) months, upon notice delivered to Verve at least [**] prior to expiration of such Research Term. Lilly may not elect to extend the Research Term for a given Licensed Program more than once.
2.4.
Additional Target. With notice delivered to Verve within [**] following achievement of Candidate Selection (pursuant to Section 3.2) under the Licensed Program Directed To the Initial Target (or, if such target was replaced in accordance with Section 2.5, the Replacement Target) (the “Additional Target Election Period”), and upon payment to Verve of a one-time, non-creditable and non-refundable payment of [**] Dollars ($[**]) within [**] following provision by Lilly of such notice, Lilly shall have the right to select a [**] Option Target for incorporation into the Research and Development Program as an Additional Target, with such Additional Target being the subject of a new Licensed Program. To the extent that Lilly has not selected an Additional Target for incorporation into the Research and Development Program prior to the expiration of the Additional Target Election Period, then Lilly shall provide written notice to Verve on the date of such expiration of the Additional Target Election Period identifying which [**] Option Target shall continue to be reserved as a potential Replacement Target, and all rights and licenses hereunder to the [**] Option Target not so reserved by Lilly shall cease (an “Expired [**] Option Target”), and any Expired [**] Option Target shall no longer be eligible for incorporation under the Research and Development Program.
2.5.
Replacement Target. While the Research Term is still active for a Licensed Program, if Lilly in good faith determines that (a) [**], or (b) [**], then Lilly shall have the right to replace the Initial Target or Additional Target (if applicable) with a different [**] Option Target, which shall then be a “Replacement Target.” Such Replacement Target will be the subject of a new Licensed Program under the Research and Development Program. All rights granted hereunder with respect to the replaced Target shall cease upon Lilly’s election pursuant to this Section 2.5, all such rights thereto shall revert to Verve, and such replaced Target shall no longer be deemed a “Licensed Target.” To the extent Lilly decides to exercise its rights to replace a Target under this Section 2.5, Lilly shall notify Verve in writing of such decision, which notice shall include the basis for replacing such Target.
2.6.
Research and Development Plans. Each Licensed Program will have a plan for the conduct of Research and Development through Completion of the first Phase 1 Clinical Trial for the applicable Licensed Product, with such plan satisfying the requirements of this Section 2.6 (each, a “Research and Development Plan”); provided, however, that the Parties may mutually agree to add additional activities to a Research and Development Plan (including further Phase 1 Clinical Trials). Each Party shall use Commercially Reasonable Efforts to perform those obligations assigned to it under each Research and Development Plan. Each Research and Development Plan shall include: (a) [**], (b) [**], (c) [**], (d) [**], (e) [**], (f) [**], and (g) [**].
2.6.1
The Research and Development Plan for the Licensed Program covering the Initial Target is attached hereto as Schedule 2.6.1.
2.6.2
The Research and Development Plan(s) for an Additional Target or Replacement Target shall be drafted by Verve promptly following receipt of notice under Section 2.4 or 2.5, and Verve shall thereafter: (a) provide a draft of such Research and Development Plan to the JSC within [**] of the requisite notice, and (b) finalize such Research and Development Plan and submit for JSC approval within the later of (x) [**] following the date on which Lilly names an Additional Target or Replacement Target or (y) [**] after Lilly submits comments on the initial draft of the Research and Development Plan. Each Research and Development Plan shall substantially follow, in form and substance, the form of the Research and Development Plan set forth on Schedule 2.6.1, except to the extent the Parties agree to any deviations from such form in relation to such Additional Target or Replacement Target.
2.6.3
Each Research and Development Plan will generally contain the following phases:
(a)
Stage 1: [**].
(b)
Stage 2: [**].
(c)
Stage 3: [**].
2.6.4
The JSC shall regularly review the Research and Development Plans (including, if applicable, the coordination of activities across Licensed Programs) and the progress of activities being conducted under the Research and Development Plans, in no event less frequently than [**]. Either Party may propose amendments to a Research and Development Plan (including the Research and Development Budget) from time to time as appropriate, to take into account completion, commencement, or cessation of activities contemplated in the then-current Research and Development Plan for such Licensed Program or any newly available information related to such Licensed Program. Such amendments shall be effective upon JSC approval.

Article 3

Research and Development Program
3.1.
Research and Development Program Responsibilities. All Research, Manufacturing and Development of Licensed Products through Completion of any Verve Phase 1 Clinical Trials, will be conducted in accordance with the Research and Development Plan for the relevant Licensed Program. Verve will be responsible for: (a) [**] Directed To Licensed Targets to support preclinical in vivo [**]; (b) [**]; (c) [**] for the Verve Phase 1 Clinical Trials; (d) [**]; and (e) any other activities assigned to Verve under a Research and Development Plan. Lilly will contribute [**]; and will be responsible for any Research or Development activities assigned to Lilly under a Research and Development Plan. The Parties shall cooperate in good faith with respect to, including through the sharing of Know-How in furtherance of, all preclinical Development activities with the guidance of the JSC. Without limiting the foregoing, all IND-Enabling Studies and Phase 1 Clinical Trials will be performed in material compliance with the Research and Development Plan and strict compliance with the Phase 1 Clinical Trial protocol as developed by Verve and approved by the JSC.
3.2.
Candidate Selection. The JSC shall provide oversight for all preclinical Research and Development activities under each Research and Development Plan. [**]. Verve shall promptly notify the JSC of any determination by Verve that a Development Molecule has achieved the Candidate Selection Critical Success Factors, with the Candidate Selection Data Package accompanying such notification. [**]. In the event that the JSC determines such Development Molecule has achieved the Candidate Selection Critical Success Factors, it shall promptly notify the Parties of such determination (“Candidate Selection”), and such Development Molecule shall thereafter be considered a Candidate. [**]. Notwithstanding the foregoing, [**] in its sole discretion may elect to progress a Development Molecule despite a determination that the corresponding Candidate Selection Critical Success Factors have not been satisfied. [**].
3.3.
Development Through Phase 1 Clinical Trials.
3.3.1
Verve Activities. Verve shall be responsible for preclinical Development and Regulatory Documentation relating to any Verve Phase 1 Clinical Trials for each Candidate under each Licensed Program. Verve shall develop a Phase 1 Clinical Trial protocol for each Verve Phase 1 Clinical Trial and submit such protocol for review and approval by the JSC. Verve shall use Commercially Reasonable Efforts in the conduct of all Verve Phase 1 Clinical Trials, including by making updates to, and finalizing the investigator brochure, development safety update report and clinical study reports, and other Regulatory Documentation related thereto (subject to allocation of responsibilities as may be agreed upon by the Parties), provided that all such activities will be in material compliance with the corresponding Research and Development Plan and strict compliance with the Phase 1 Clinical Trial protocol as developed by Verve and approved by the JSC.
3.3.2
CMC Requirements. Verve will develop appropriate CMC requirements for the Manufacture of Licensed Products (at Lilly’s cost, as approved by the JSC) as needed to support Development. Notwithstanding the foregoing, Lilly shall have the right [**]. At least [**] prior to Initiation of any Verve Phase 1 Clinical Trial, Verve shall provide the JSC with a detailed final proposal for the parameters, specifications and requirements for such trial [**].
3.3.3
Regulatory Submissions. At least [**] prior to any submission to a Regulatory

Authority with respect to any Verve Phase 1 Clinical Trial, Verve shall provide the JSC with a draft of such submission, and Verve shall promptly consider and incorporate any reasonable feedback that is received by Verve within [**] after delivery of such draft. Verve will make available and promptly disclose to the JSC the results of any Verve Phase 1 Clinical Trial for each Licensed Product (including all Regulatory Documentation) and will keep such records (paper and electronic) as described herein. Verve will, until the longer of [**] after Lilly obtains Regulatory Approval of the first Licensed Product or as required by Applicable Law, maintain records of the results in sufficient detail and in good scientific manner appropriate for patent purposes, and in a manner that properly reflects all work done and results achieved in the performance of each Verve Phase 1 Clinical Trial for each Licensed Product (including all data in the form required to be maintained under any Applicable Law).
3.4.
Licensed Program Funding.
3.4.1
Verve Research Costs. Other than as set forth in Article 6, Lilly will fund (in accordance with Section 3.4.3) all Internal Qualified Expenses and Out-of-Pocket Costs incurred by Verve in its work under each Research and Development Plan (collectively, “Research and Development Expenditures”), as contemplated by the applicable Research and Development Budget. Other than as set forth in Article 6, Lilly shall bear its own Internal Qualified Expenses and Out-of-Pocket Costs with respect to any Research and Development that Lilly conducts under each Licensed Program. On at least [**] basis for each Licensed Program, no later than [**], the Parties shall discuss through the JSC the Research and Development Expenditures incurred during the prior [**] period ending [**], and the Research and Development Expenditures expected to be incurred during the following [**]. Following such discussion, the JSC shall amend (if applicable) and approve the Research and Development Budget for the applicable Licensed Program for the following [**]. Notwithstanding the foregoing, Research and Development Expenditures incurred following the Cost-Sharing Option Effective Date to conduct a Phase 1 Clinical Trial associated with a Co-Funded Product shall not be subject to reimbursement by Lilly in accordance with this Section 3.4, and shall instead be reflected in the Expense and Margin Sharing and shared as between the Parties in accordance with Section 10.5.
3.4.2
Compliance with Research and Development Budget. Except as expressly set forth in this Section 3.4.2, Lilly shall in no event be responsible for Research and Development Expenditures incurred by Verve for activities allocated to Verve under a Research and Development Plan during any Calendar Year in excess of the applicable Research and Development Budget (or, such budgeted amount otherwise agreed upon in writing by the Parties) for such Calendar Year (“Cost Overages”), and such Cost Overages shall be the sole responsibility of Verve. [**]. Notwithstanding the foregoing, Lilly shall pay any Cost Overages set forth in a JSC-approved amendment to the Research and Development Budget or [**]. Following [**], the Parties shall discuss in good faith whether to amend the applicable Research and Development Budget and propose any amendment to the JSC; provided that [**].
3.4.3
Research and Development Expenditures; Reimbursement by Lilly. The Research and Development Expenditures shall be calculated and reimbursed in accordance with this Section 3.4.3 as follows:
(a)
Lilly shall only be obligated to reimburse Verve to the extent that the nature and scope of the work performed by Verve [**] is set forth in the applicable Research and Development Plan, as amended from time to time by the Parties; [**];

(b)
Verve shall invoice Lilly on a [**] basis for the amount of Internal Qualified Expenses and Out-of-Pocket Costs reflected in the Research and Development Budget for each Research and Development Plan (the “Budgeted Research and Development Expenditures”). Verve may issue such invoice on or after the [**] of the [**] to which the Budgeted Research and Development Expenditures relates, and Lilly will pay the Budgeted Research and Development Expenditures within [**] after receipt of such invoice. In association with delivery of such invoice, Verve shall also provide a report describing in reasonable detail the Internal Qualified Expenses and Out-of-Pocket Costs actually incurred by Verve while performing under the Research and Development Plan during the [**].
(c)
The Parties will perform a reconciliation of Verve’s actual Research and Development Expenditures as follows:
(i)
Within [**] prior to the end of each [**], Verve will provide Lilly with an accounting of its actual Research and Development Expenditures for the [**] prior to such date along with any requisite documentation; provided that, Verve shall provide supporting documentation reasonably requested by Lilly.
(ii)
If Lilly disputes (in good faith) any amounts detailed in the accounting, Lilly will notify Verve within [**] after receipt of the accounting, and the Parties will meet and attempt to resolve any such dispute. If the Parties are unable to resolve the dispute, Lilly shall have the right to have an independent, certified public accountant reasonably acceptable to Verve inspect Verve’s records solely for the purposes of determining the accuracy of the reported Research and Development Expenditures in accordance with Section 10.12, applied mutatis mutandis. [**].
(iii)
Within [**] after (A) the determination of the final accounting for such [**] period as set forth in Section 3.4.3(c)(ii) (if Lilly disputes the accounting) or (B) the expiration of the [**] period set forth in Section 3.4.3(c)(ii) for Lilly to dispute the accounting (if Lilly does not dispute the accounting), the Parties shall cause a true-up as follows: (X) if the actual Research and Development Expenditures for such [**] period exceed the Budgeted Research and Development Expenditures paid for such period, Lilly will pay Verve the difference (subject to Section 3.4.2); and (Y) if the Budgeted Research and Development Expenditures paid for such [**] period exceed the actual Research and Development Expenditures for such period, Verve will either (at Lilly’s option) (i) provided that there are any then-current Research and Development Plans for which payment will be due in the amount of the difference or higher, issue a credit to Lilly in the amount of the difference to be used against future Budgeted Research and Development Expenditures payments, or (ii) pay Lilly the difference.
3.5.
Subcontracting. Lilly and Verve may each engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform any portions of its rights or obligations hereunder; provided that [**], other than with respect to contractors (a) set forth on Schedule 3.5, engaged by Verve to conduct contract manufacturing; CMC; and contract research activities or (b) [**]. The activities of any such Third Party subcontractors will be considered activities of Lilly or Verve (as applicable) under this Agreement. Lilly and Verve (as applicable) shall ensure compliance by such Third Party subcontractors with the applicable terms of this Agreement. Each Party shall ensure, prior to engaging any Third Party subcontractor, that such Third Party subcontractor is subject to written agreements containing terms and conditions that enable such Party to comply with its obligations under this Agreement, including obligations of confidentiality on each such Third Party subcontractor substantially similar to those under this Agreement and obligations consistent with the intellectual property provisions of Article 11. In no event will a Party have any payment obligations or liability directly to any subcontractor (without limiting Lilly’s obligation to pay Research and Development Expenditures in accordance with Section 3.4).
3.6.
Exchange of Materials; Research and Development Program Records; Reporting.
3.6.1
In General. Each Party shall, and shall require its Affiliates and shall require its permitted Third Party subcontractors to, maintain complete, current, and accurate records of all work conducted and results achieved in the performance of the Research and Development Program (the “Research and Development Program Records”) and all Know-How generated in conducting such activities. The Research and Development Program Records shall accurately reflect all such work done and results achieved in sufficient detail to verify compliance with applicable obligations under this Agreement and shall be in a good scientific manner appropriate for applicable patent and regulatory purposes.
3.6.2
Transfer of Materials. Each Party may, to the extent provided under a Research and Development Plan or necessary to perform under a Licensed Program, transfer certain physical materials to the other Party that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates. In each such case, any materials provided to a Party shall (a) be accompanied by a mutually executed material transfer record substantially in the form of Schedule 3.6.2 (each a “Materials Transfer Record Form”), (b) only be used for the purposes set forth on the Materials Transfer Record Form executed for such materials, and (c) be subject to any other additional terms set forth on the Materials Transfer Record Form executed for such materials, the receiving Party’s signature to any Materials Transfer Record Form shall constitute its binding agreement to (i) only use the applicable materials for such limited use(s), and (ii) comply with any such additional terms with respect to the applicable materials. The receiving Party shall not transfer such materials to any Third Party, except as necessary to exercise its rights or perform its obligations under this Agreement, and any such Third Party recipient of the materials shall be obligated to terms no less protective of the Party providing such materials as those set forth herein.
3.6.3
Audits. Lilly shall have the right, during normal business hours and upon reasonable notice but not more frequently than [**], using an independent Third Party selected by Lilly and reasonably acceptable to Verve (and subject to the entry into a customary confidentiality agreement with Verve), to inspect [**], solely to the extent necessary to confirm Verve’s compliance with (a) [**], and (b) [**]. Upon completion of any such audit, the Third Party will share such Third Party’s conclusions but not any of Verve’s actual books and records with Lilly and Verve simultaneously. Any such conclusions are provided for compliance purposes only. Verve agrees to promptly seek remediation of any noncompliance issues identified. Lilly and its representatives shall maintain all information disclosed to it as Verve’s Confidential Proprietary Information in accordance with Article 14.
3.6.4
Information Sharing with Lilly; Adverse Event Reporting.
(a)
Verve shall on a regular basis during the Research Term (with frequency as mutually agreed between the Parties) share with Lilly data Generated by Verve during the Research Term (i) regarding Verve Gene Editors or Verve Delivery Elements that, at such time, are incorporated within any Development Molecules, Candidates or Licensed Products, and (ii) is

necessary for Lilly’s Exploitation of Licensed Products; provided, that if such data is Generated pursuant to an agreement with a Third Party, then the foregoing disclosure requirement is subject to Verve’s confidentiality obligations therein. In addition, to the extent that Lilly requests information from Verve before Regulatory Approval of a Licensed Product (or any time during the Term in order to comply with the request of a Regulatory Authority or to comply with Applicable Law) that it reasonably believes is useful with respect to the Development of such Licensed Product, Verve will use good faith efforts to provide the requested information to Lilly provided that the requested information is not subject to Verve’s obligations to a Third Party.
(b)
Verve shall on a regular basis during the Term (during the Research Term and thereafter), with frequency as mutually agreed between the Parties, share with Lilly any material adverse safety finding with respect to any Verve Gene Editors or Verve Delivery Elements that, to Verve’s Knowledge, is reasonably expected to have an adverse impact on any Licensed Product.
3.7.
Certain Standards Applicable to Work.
3.7.1
To the extent applicable and in compliance with Applicable Laws, all Research conducted by either Party will be conducted in accordance with Lilly’s “Eli Lilly and Company Good Research Practices” and “Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers”. In addition, the Parties each agree to comply with all Applicable Laws in the performance of this Agreement, including any Applicable Laws regarding data privacy and data security, including implementing technical and organizational measures to protect all information under this Agreement that are appropriate and that provide no less protection than both (i) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (ii) its measures to protect its own information of a similar nature or importance. For the purposes of this Agreement “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how the research laboratories of Eli Lilly and Company conduct good science for non-regulatory work as set forth in Schedule 3.7.1(i). For purposes of this Agreement, “Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers” means the guidelines relating to animal care and use for research done on behalf of Eli Lilly and Company as set forth in Schedule 3.7.1(ii). If Lilly reasonably requests, Verve will complete a self-assessment examination form based on such quality standards. If Lilly has not done so prior to the Effective Date, a duly authorized representative of Lilly may make [**] to Verve after the Effective Date at a mutually agreed time during Verve’s regular business hours for the purpose of conducting a quality assessment or quality audit for non-regulated work, which shall be performed at Lilly’s cost and expense.
3.7.2
To the extent permitted by Verve’s agreements with such Third Party subcontractors, Lilly may conduct compliance audits of Verve’s or Verve’s Affiliates’ Third Party subcontractors, similar in scope to the audits under Section 3.6.3, engaged in work related to this Agreement, during normal business hours at a mutually agreed time, no more than [**], except in the case of audits for cause to ensure compliance with applicable GCP, GLP, and GMP requirements, provided that Lilly has requested such audit with written notice of at least [**] or as otherwise required under the operative Third Party agreement and such audit does not unreasonably interfere with the audited entity’s operations. All such audits shall be done at Lilly’s cost and expense. [**]. To the extent Verve’s agreement with any Third Party subcontractor does not permit audits in accordance with this Section 3.7.2, then (a) [**], or (b) [**]. Verve shall use Commercially Reasonable Efforts to [**].

3.8.
Additional Candidates. At any time after Candidate Selection, the Parties may, by mutual agreement in writing, replace a Candidate or add a Candidate to a Licensed Program. In such event: (a) the Parties will amend the applicable Research and Development Plan (and Research and Development Budget) to account for Research and Development of a new Development Molecule, and, if mutually agreed, to extend or renew the Research Term; (b) Lilly shall fund Research and Development Expenditures with respect to such new Candidate; and (c) Verve shall have the right to exercise the Cost-Sharing Option to the same extent as if there had been no prior Candidate (or, with respect to an added Candidate, an existing Candidate) under the applicable Licensed Program, provided that, if Verve has previously paid the Cost-Sharing Fee with respect to a prior replaced Candidate, then no further Cost-Sharing Fee would be due for the replacement Candidate.
Article 4

Later DEVELOPMENT and COMMERCIALIZATION
4.1.
Later Development. Other than as set forth in Sections 3.1 and 3.3, Lilly shall be responsible for the Development (including Research conducted pursuant to Clinical Trials) of Licensed Products (including any Phase 2 Clinical Trial readiness activities for each Licensed Product after Phase 1 Clinical Trials as set forth in the applicable Research and Development Plan) and leading and controlling all such Clinical Trials; provided, that Verve shall cooperate with Lilly in such Development (or, as applicable, Research) activities as reasonably requested by Lilly and at Lilly’s expense. Subject to the terms of this Agreement, as between the Parties, Lilly shall have sole discretion and authority with respect to all decisions concerning the Development (including Research conducted pursuant to Clinical Trials) of Licensed Products after conduct of the last Phase 1 Clinical Trial therefor, including the clinical and regulatory strategy of Licensed Products covered under this Agreement. Verve shall not conduct any Research or Development activities with respect to any Licensed Product other than as set forth in the Research and Development Plan without Lilly’s prior written consent and approval.
4.2.
Regulatory Obligations; Commercialization. No later than [**] after Completion of the first Phase 1 Clinical Trial with respect to a Licensed Product, Lilly shall deliver written notice to Verve that either (a) Lilly will continue Development of such Licensed Product and, in such case, whether any additional Phase 1 Clinical Trials will be conducted before a Phase 2 Clinical Trial (upon delivery of such notice, with respect to such Licensed Product, “Development Advancement”) or (b) Lilly is terminating this Agreement with respect to such Licensed Product under Section 16.3.1. The Research and Development Plan and Research and Development Budget shall be amended to the extent necessary to account for any additional Phase 1 Clinical Trials that Lilly and Verve have mutually agreed that Verve will perform after Development Advancement. Lilly shall be responsible for Commercialization of the Licensed Products in the Field in the Territory and, following Development Advancement with respect to a Licensed Product, Lilly shall (a) use Commercially Reasonable Efforts to Develop and secure Regulatory Approval for such Licensed Product and (b) Commercialize such Licensed Product in at least [**]. Subject to the foregoing and the other terms of this Agreement, all decisions concerning Exploitation of the Licensed Products, including the clinical and regulatory strategy of the foregoing, the Manufacturing, marketing and sale of the foregoing, and the design, price and promotion of the foregoing, are within the sole discretion of Lilly.
4.3.
Regulatory Matters.

4.3.1
Regulatory Filings Ownership. All Regulatory Filings for Clinical Trials performed by Verve related to Licensed Products (including all ownership and rights thereto) will be filed in the name of Verve; provided, that, after Development Advancement (or, if later, Completion of the last Verve Phase 1 Clinical Trial for the applicable Licensed Product), Verve and Lilly shall cooperate to transfer such Regulatory Filings to Lilly as promptly as reasonably practicable, but in no event shall such transfer occur later than [**] following Development Advancement (or, if later, Completion of the last Verve Phase 1 Clinical Trial for the applicable Licensed Product). [**]. Following Development Advancement, all Regulatory Filings and Regulatory Approvals for Clinical Trials performed by Lilly relating to such Licensed Product will be filed in the name of Lilly, and Lilly will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for such Licensed Product. In connection with the foregoing, Verve shall execute all documents and take all actions, including any additional filings with the relevant Regulatory Authorities, as are necessary or otherwise reasonably requested by Lilly to vest all ownership and rights to the Regulatory Filings and Regulatory Approvals with Lilly and to reflect Lilly as the holder of all Regulatory Filings and Regulatory Approvals. Lilly may reference other regulatory approvals and related regulatory filings of Verve (or its Affiliates) to the extent related to the Licensed Products.
4.3.2
Regulatory Responsibilities. Except as may be provided in the Research and Development Plan, following Development Advancement, as between the Parties, Lilly shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals with respect to such Licensed Product and shall have sole control over all interactions with the applicable Regulatory Authority (including written communications and meetings with Regulatory Authorities, safety management, and adverse event reporting to the appropriate Governmental Authorities concerning Licensed Products). Lilly will use Commercially Reasonable Efforts to provide Verve the right to have an appropriate representative attend any meetings with Regulatory Authorities addressing [**]. Verve shall reasonably cooperate with Lilly, at Lilly’s reasonable request, with respect to any regulatory matters related to Licensed Products. Verve shall notify Lilly in writing within [**] (or as promptly as reasonably possible) of any unannounced inspections by any Regulatory Authority, or notification of an announced regulatory inspection with respect to any Verve Phase 1 Clinical Trial. Verve may reference, access and use (with a right to grant further rights of reference, access and use) any data, information or results generated in the course of the Development (or, if applicable, Research conducted pursuant to a Clinical Trial) of any Licensed Product or contained or referenced in any Regulatory Filings transferred to Lilly hereunder; provided that such access and use shall be subject to the rights and licenses granted to Lilly pursuant to this Agreement.
4.3.3
Licensed Know-How. In the event any Regulatory Authority requires disclosure of Licensed Know-How in connection with a Licensed Product, Verve shall, and shall cause its Affiliates to, reasonably cooperate with Lilly, its Affiliates or their Sublicensees to address such requirement and shall take such actions as are reasonably necessary to comply with or otherwise satisfy the requirements of such Regulatory Authority with respect to the Licensed Know-How, subject to confidentiality obligations, if available.
4.4.
Information Sharing with Verve; Adverse Event Reporting. After Phase 2 Assumption and for the remainder of the Term (with frequency as mutually agreed between the Parties), Lilly shall share with Verve any (i) material adverse safety finding with respect to any Licensed Product, (ii) any data that it Generates relating to Licensed Products, Verve Gene Editors or Verve Delivery Elements that evidences a significant negative effect on safety that is specifically related to the mechanism of the Verve Gene Editor or Verve Delivery Element of a

Licensed Product and (iii) any top line clinical data relating to the efficacy or potency of Licensed Products, Verve Gene Editors or Verve Delivery Elements.
Article 5

Manufacturing
5.1.
Manufacture of Licensed Products.
5.1.1
Pre-Clinical Development and Phase 1. Verve shall be responsible for the Manufacture of Licensed Products to support Research and Development through Completion of all Verve Phase 1 Clinical Trials for each Licensed Program, with such Manufacturing conducted in accordance with the applicable Research and Development Plan. [**]. Verve may elect to engage a CMO to Manufacture the Licensed Products in support of Research and Development through Completion of all Verve Phase 1 Clinical Trials; provided that either (a) [**] or (b) [**] (i) [**] and (ii) [**], for satisfaction of GCP, GLP or GMP requirements. [**].
5.1.2
Post-Phase 1. Other than as set forth in Section 5.1.1, Lilly shall be solely responsible for and have the exclusive right to Manufacture all Licensed Products at its sole cost and expense, including as required to support Development (or, if applicable, Research conducted pursuant to a Clinical Trial) and Commercialization thereof.
5.2.
Technology Transfer.
5.2.1
With respect to each Licensed Product for which Lilly has determined to commence a Phase 2 Clinical Trial, as requested by Lilly and at Lilly’s expense, Verve shall cooperate with Lilly to conduct a manufacturing technology transfer sufficient to enable Lilly (or its designated CMO) to Manufacture (or have Manufactured by such CMO) such Licensed Product (a “Manufacturing Technology Transfer”) for Development and Commercialization, with such transfer occurring pursuant to an agreed upon Technology Transfer Plan.
5.2.2
In connection with each Manufacturing Technology Transfer following the applicable request by Lilly pursuant to Section 5.2.1, the Parties shall promptly agree to a technology transfer plan addressing necessary access to Verve personnel and facilities, as well as suitable protections for Verve’s confidential manufacturing processes and other trade secrets (the “Technology Transfer Plan”). Any such technology transfers, and compliance with the Technology Transfer Plan, shall be overseen by a Working Group of the JSC established for such purposes. Lilly will pay any Internal Qualified Expenses and Out-of-Pocket Costs reasonably incurred by Verve in its work to prepare and perform work under each Technology Transfer Plan in accordance with Section 3.4.2, mutatis mutandis.
Article 6

Cost-Sharing Option; Co-Funded Products
6.1.
Grant and Exercise of Cost-Sharing Option. Lilly hereby grants Verve an option to elect to participate in Expense and Margin Sharing with respect to each Licensed Product, exercised only in accordance with this Article 6 (such option, the “Cost-Sharing Option”). Within [**] following Completion of the last Phase 1 Clinical Trial for a Licensed Product, Lilly shall provide Verve with a Phase 2 Assumption notice as well as a copy of its existing (as of such date)

plans for the Development and Commercialization of such Licensed Product (along with any existing budgets associated therewith) that (a) [**], and (b) [**] (collectively, the “Cost-Sharing Option Information Package”). Each Party acknowledges that the Cost-Sharing Option Information Package shall be prepared in good faith but is non-binding, provided for informational purposes only, and inherently employs placeholder assumptions as necessary to generate appropriate estimates. Verve may exercise the Cost-Sharing Option by written notice to Lilly given within [**] following Lilly’s delivery of the Cost-Sharing Option Information Package (such period, the “Cost-Sharing Election Period”). During the Cost-Sharing Election Period, Lilly shall promptly respond to reasonable requests from Verve regarding the Cost-Sharing Option Package, and make reasonably available those representatives that Lilly anticipates will perform or directly oversee the activities contemplated with respect to such Licensed Product, in each case, to answer any reasonable questions Verve may have (provided that, Lilly shall in no event be required to provide information or documentation not in existence as of Completion of the last Phase 1 Clinical Trial for a Licensed Product). The Cost-Sharing Option shall expire if not exercised by Verve on or prior to the last day of the Cost-Sharing Election Period.
6.2.
Cost-Sharing Option Requirements Assessment. If Verve timely exercises the Cost-Sharing Option during the Cost-Sharing Election Period, then, within [**] after such exercise, Verve’s [**] and an executive designated by Lilly shall meet and discuss Verve’s assessment that it has achieved the Cost-Sharing Requirements; provided that if another Licensed Product is already a Co-Funded Product under this Agreement, Lilly may elect to forego such discussion of Verve’s Cost-Sharing Requirements pursuant to this Section 6.2 by notice to Verve in writing within such [**] period. Within [**] after such meeting, Lilly shall notify Verve in writing as to whether it agrees that the Cost-Sharing Requirements are satisfied. If Lilly disputes that the Cost-Sharing Requirements are satisfied after any such discussion, the dispute will be resolved in accordance with the dispute resolution process in Section 17.2 and Section 17.3. If it is determined through such dispute resolution process that the Cost-Sharing Requirements are not satisfied, Verve will be deemed not to have exercised the Cost-Sharing Option and the Cost-Sharing Option Effective Date will be deemed not to have occurred.
6.3.
Commencement of Expense and Margin Sharing. Effective upon the Cost-Sharing Option Effective Date: (a) the Licensed Product shall automatically be deemed a Co-Funded Product for all purposes under this Agreement, (b) Verve shall participate in the Expense and Margin Sharing with respect to such Co-Funded Product as further described herein, and (c) the JSC shall form (with respect to the first exercised Cost-Sharing Option) and delineate responsibilities for (in addition to those set forth herein) a joint development committee (the “JDC”), joint commercialization committee (the “JCC”), and a joint finance committee (the “JFC”); provided that such committees shall not receive any decision-making authority. If any dispute regarding Cost-Sharing Requirements is proceeding in accordance with Section 6.2, then Verve’s participation in the Expense and Margin Sharing with respect to such Co-Funded Product will be tolled until the resolution of such proceeding. Promptly after resolution of such proceeding resulting in a decision that Verve satisfies the Cost-Sharing Requirements, the Parties shall provide to each other the reports set forth in Section 10.5 for the period from the Cost-Sharing Option Effective Date through the date of resolution of such proceeding. Within [**] after Lilly delivers to Verve a report of the Co-Funded Product Sharing Amounts incurred by the Parties during such period in accordance with Section 10.5.5(c), Verve shall pay to Lilly Verve’s share of such Co-Funded Product Sharing Amounts in accordance with Section 10.5.5.
6.4.
Cost-Sharing Fee. Within [**] following the Cost-Sharing Option Effective Date for a Co-Funded Product, Verve shall pay Lilly a one-time, non-refundable (other than in accordance with Section 6.5), non-creditable payment equal to [**] Dollars ($[**]) (the “Cost-Sharing Fee”). If any dispute regarding Cost-Sharing Requirements is proceeding in accordance with Section 6.2, then Verve’s obligation to pay the Cost-Sharing Fee will be tolled until [**] after the resolution of such proceeding. Within [**] after any resolution of such a proceeding resulting in a decision that Verve satisfies the Cost-Sharing Requirements, Verve shall pay to Lilly the Cost-Sharing Fee.
6.5.
Cost Sharing Budget; Progress. During a Cost-Sharing Term, Lilly shall, through the JDC or JCC (as applicable), provide: (a) a [**] update as to progress made with respect to the Development and Commercialization of such Co-Funded Product, with such update being delivered in a manner determined by the applicable committee; and (b) on or prior to [**] (the “Budget Date”) of [**], a good faith budget of the estimated Lilly Costs for the [**] following such date and a good faith, high level estimated budget for the [**] following such date. The Parties acknowledge that the foregoing budgets are provided for informational purposes only, with placeholder assumptions as necessary to generate appropriate estimates.
6.6.
Verve Change of Control. If Verve undergoes a Change of Control and, as of the closing date of such Change of Control, such Acquirer is engaged in a Competing Program with respect to a Co-Funded Product, then Lilly may elect to terminate the Cost-Sharing Term with respect to the applicable Co-Funded Product by notifying Verve within [**] of Lilly’s receipt of a Change of Control notification in accordance with Section 18.8.1 (a “Lilly Cost-Sharing COC Termination”), with such termination being effective as of the [**] in which such notice is delivered by Lilly. Following the effective date of a Lilly Cost-Sharing COC Termination, (a) the corresponding Co-Funded Product shall constitute a Royalty Product for all purposes under this Agreement, (b) Expense and Margin Sharing shall no longer apply for such Royalty Product, (c) obligations of the JDC, JCC and JFC with respect to such Royalty Product shall cease, and (d) within [**] after such Lilly Cost-Sharing COC Termination, Lilly shall pay Verve an amount equal to (i) the Cost-Sharing Fee, plus (ii) [**] percent ([**]%) of the Eligible Costs incurred by Verve with respect to such Royalty Product prior to the Lilly Cost-Sharing COC Termination, minus (iii) any Gross Margin received by Verve prior to the Lilly Cost-Sharing COC Termination. In the event that Lilly elects not to exercise a Lilly Cost-Sharing COC Termination with respect to a Co-Funded Product, then any obligation for Lilly to provide Verve, the JSC or a subcommittee thereof with updates, reports, summaries or the like with respect to such Co-Funded Product shall cease effective upon closing of such Change of Control, except for those obligations set forth in Section 10.5.
6.7.
Cost-Sharing Opt-Out. Verve may terminate the Cost-Sharing Term with respect to any Co-Funded Product by providing written notice to Lilly within [**] after the Budget Date, which termination will be effective on [**] following the applicable Budget Date (e.g., if Verve’s termination notice is provided on [**], then the Cost-Sharing Term will end on [**]). Following the effective date of such termination: (a) the corresponding Co-Funded Product shall thereafter constitute a Royalty Product for all purposes under this Agreement; (b) Expense and Margin Sharing shall no longer apply for such Royalty Product; and (c) obligations of the JDC, JCC and JFC with respect to such Royalty Product shall cease, and such committees will immediately be disbanded if there are no other Co-Funded Products at such time.
6.8.
Co-Funded Product Divestment. At any time after [**], Lilly may elect (in its sole discretion) to sell (or, otherwise convey) to a Third Party all or substantially all of the Lilly-controlled assets primarily relating to such Co-Funded Product so as to divest to such Third Party any future Development and Commercialization for such Co-Funded Product (a “Co-Funded

Product Divestment”). In such event, Lilly shall notify Verve promptly (but, in no event later than [**]) following any such election. Lilly shall be solely responsible for conducting the Co-Funded Product Divestment process, and Verve shall cooperate with any reasonable request from Lilly with respect to the conduct of such process or as is otherwise required to facilitate such Co-Funded Product Divestment. In furtherance of, and in connection with, any Co-Funded Product Divestment, Lilly shall be permitted to sublicense to such Third Party (in accordance with the terms of this Agreement) any rights granted by Verve hereunder. Lilly shall use reasonable efforts to ensure that Lilly’s agreement with such Third Party governing such Co-Funded Product Divestment includes provisions (as applicable) (a) requiring reporting of Net Sales to Verve consistent with the reporting requirements set forth under this Agreement and (b) permitting Verve to audit such reports (or, permit Lilly to audit such reports) in a manner consistent with this Agreement. [**]. As of the closing date of the Co-Funded Product Divestment (the “Co-Funded Product Divestment Effective Date”), the Cost-Sharing Term with respect to such Co-Funded Product shall terminate, and such Co-Funded Product will thereafter be deemed a Royalty Product except that the following payment obligations will apply in lieu of any milestones or royalty obligations under Sections 10.3 or 10.4: (x) within [**] following a Co-Funded Product Divestment Effective Date, Lilly shall pay Verve [**].
6.9.
Lilly Cost-Sharing Termination. Lilly may terminate the Cost-Sharing Term with respect to any Co-Funded Product by providing written notice to Verve at any time after [**]. In such event, for a period of [**] after delivery of such notice (the “Cost-Sharing Wind-Down Period”), the Expense and Margin Sharing shall be adjusted, effective upon the beginning of the first [**] wholly within the Cost-Sharing Wind-Down Period, such that (y) Lilly shall be entitled to and responsible for (as applicable) [**] percent ([**]%) of the Development Costs, Eligible Costs, and Gross Margin Share during the Cost-Sharing Wind-Down Period, and (z) Verve shall be entitled to and responsible for (as applicable) [**] percent ([**]%) of the Development Costs, Eligible Costs and Gross Margin Share during the Cost-Sharing Wind-Down Period. The Cost-Sharing Term with respect to the applicable Co-Funded Product shall terminate effective upon the expiration of the Cost-Sharing Wind-Down Period. Following the effective date of such termination: (a) the corresponding Co-Funded Product shall thereafter constitute a Royalty Product for all purposes under this Agreement; (b) Expense and Margin Sharing shall no longer apply for such Royalty Product; and (c) obligations of the JDC, JCC and JFC with respect to such Royalty Product shall cease, and such committees will immediately be disbanded if there are no other Co-Funded Products at such time.
Article 7

Governance
7.1.
Joint Steering Committee. Within [**] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of up to [**] representatives from each Party (provided that each Party has an equal number of representatives) that will oversee and provide strategic guidance with respect to the research and sharing contemplated under Article 2 and Article 3, and have the functions and powers further set forth in Section 7.5. Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon reasonable prior written notice to the other Party designating such change. The representatives from each Party on the JSC shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with gene editing products and the collaboration of the Parties under this Agreement.

Lilly’s Alliance Manager shall be responsible (in consultation with Verve’s Alliance Manager) for circulating agendas no later than [**] prior to each JSC meeting and distributing minutes of the JSC meetings. The JSC shall meet [**] (or at such greater frequency as the JSC members may agree) for so long as it remains in effect. The JSC may conduct such meetings by telephone, videoconference, or in person. Each Party may call special meetings with at least [**] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC. Meetings are effective only if at least [**] of the JSC for each Party participates in such meeting. Each Alliance Manager shall be permitted to attend meetings of the JSC as a non-voting observer. Each Party may invite a reasonable number of other participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings.
7.2.
JSC Subcommittees. The JSC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement and Research and Development Program (a “JSC Subcommittee”), including as necessary to oversee and coordinate the Parties’ activities related to the Research and Development Program, and may delegate activities to such JSC Subcommittees. Each JSC Subcommittee shall undertake the activities delegated to it by the JSC. During the process of establishing each JSC Subcommittee, the JSC shall agree regarding which matters within the scope of the JSC’s authority that each such JSC Subcommittee may resolve on its own (with discretion to refer any matter to the JSC for a final decision) and which matters such JSC Subcommittee will advise the JSC regarding (and with respect to which such advice-specific matters the JSC must resolve). Each Party may replace any of its designated JSC Subcommittee representatives at any time with reasonable prior written notice to the other Party. Each Party shall designate one (1) of its representatives on each JSC Subcommittee to serve as the co-chairperson of such committee, who will be jointly responsible for calling meetings of the JSC Subcommittee, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC Subcommittee, but shall not have any extra or additional votes or authority. The co-chairpersons or their designees shall alternate responsibility for circulating agendas no later than [**] prior to each meeting of the applicable JSC Subcommittee and distributing minutes of meetings of the applicable JSC Subcommittee.
7.3.
Working Groups. The JSC may establish working groups consisting of members from both Verve and Lilly (each, a “Working Group”), with each such Working Group to be responsible for carrying out certain aspects of the activities of the Research and Development Program or each individual Research and Development Plan as specified by the JSC when establishing such Working Group. From time to time, the Parties may establish additional Working Groups as needed to oversee particular activities and/or projects. Each Working Group shall undertake the activities delegated to it by the JSC. The Working Groups will serve in an advisory role to the JSC or a JSC Subcommittee, but will not have any independent decision-making authority over any matter.
7.4.
Alliance Managers. Within [**] after the Effective Date, each Party shall appoint one (1) individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Without limiting the responsibilities and authorities of the JSC (as expressly set forth herein), the Alliance Managers shall each be the primary point of contact for the Parties regarding performance of the Research and Development Plan and shall help facilitate all such activities thereunder. Either

Party, upon prior written notice to the other Party, may change its Alliance Manager. For clarity, the same employee may not be both the Alliance Manager and a representative appointed by a Party to the JSC. In conducting themselves on the JSC or any subcommittee, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party. The Lilly Alliance Manager will be responsible for performing administrative tasks required to assure efficient operation of the JSC.
7.5.
Functions and Powers of the JSC. Except where expressly provided to the contrary hereunder, the JSC shall be responsible for overseeing, coordinating and approving all development activities and strategies relating to the Research and Development Program. Notwithstanding anything to the contrary herein, all responsibilities and decision-making authority of the JSC, the JSC Subcommittees and the Working Groups shall be subject to the terms of this Agreement, including this Section 7.5, and in particular the JSC shall:
7.5.1
oversee the collaborative activities of the Parties under this Agreement;
7.5.2
establish JSC Subcommittees (which themselves may establish Working Groups) as necessary to coordinate and conduct the activities of the Parties hereunder, and terminate or discontinue JSC Subcommittees, as necessary;
7.5.3
receive and discuss reports from JSC Subcommittees as may be established by the JSC from time to time, and provide guidance thereto;
7.5.4
direct and oversee the JSC Subcommittees as may be established by the JSC from time to time on all significant strategic issues that fall within the purview of such subcommittees;
7.5.5
review, discuss and approve the Research and Development Plan for each Additional Target and each Replacement Target;
7.5.6
review, discuss and approve any amendments to the Research and Development Plans that may be necessary or desired;
7.5.7
review progress of activities against any budgets established for the same;
7.5.8
at least [**] review progress under each Research and Development Plan and adopt any amendments to each Research and Development Plan (including the Research and Development Budget);
7.5.9
resolve disputes escalated from a JSC Subcommittee that could not be resolved by the members of such JSC Subcommittee;
7.5.10
review a comparison of actual Research and Development Expenditures versus Research and Development Budget year to date and review and approve changes to the Research and Development Budget;
7.5.11
facilitate the exchange of Know-How or any materials required hereunder;
7.5.12
review, discuss and approve a publication plan that will govern any publication activities (excluding patent publications) with respect to Licensed Programs;
7.5.13
coordinate and lead any necessary unwinding or transition activities of the Parties in the event a given Research and Development Plan is terminated;
7.5.14
provide a forum in which the Parties may discuss matters related to the Development and proposed Commercialization of Co-Funded Products;
7.5.15
review, discuss and approve the Phase 1 Clinical Trial protocol developed by Verve and any amendments thereto; and
7.5.16
perform such other duties and tasks as are expressly assigned to the JSC or JSC Subcommittee under this Agreement.
7.6.
Decisions; Limitations.
7.6.1
Each JSC member will take into reasonable consideration the recommendations and concerns of the other members and make its decisions in good faith using reasonable business judgment. The JSC and any JSC Subcommittees will use reasonable efforts to make decisions on all matters within the scope of its authority by consensus, with representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, the dispute will be escalated to the Executive Officers of each Party. If the Executive Officers are unable to resolve the dispute within [**] following reference of the dispute to them, then final decision making may be exercised as follows: (a) [**] would have the right to make final decisions with respect to [**], and (b) [**] would have the right to make final decisions with respect to [**]. Notwithstanding the foregoing, [**] will not be within the scope of either Party’s final decision making authority and will require mutual agreement of the Parties. The Party with final decision making authority (x) will take into reasonable consideration the recommendations and concerns raised by the other Party, (y) will make such decisions in good faith using reasonable business judgment, which will not be unreasonably delayed, and (z) will not exercise its final decision-making authority in a manner that would require the other Party to perform any act that the other Party reasonably believes would violate Applicable Law or any Third Party contractual obligations of such Party.
7.6.2
Notwithstanding anything to the contrary set forth in this Agreement, the JSC will not have the right to: (a) amend, modify or waive compliance with any term or condition of this Agreement; (b) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties; or (c) resolve any claim or dispute regarding the interpretation of this Agreement, including whether or in what amount a payment is owed under this Agreement, whether a Party is in breach of this Agreement or whether any Milestone or success metric has been achieved.
7.7.
JSC Discontinuation. Unless otherwise agreed to by the Parties, the JSC will automatically disband with immediate effect at the later of (a) the end of the last Verve Phase 1 Clinical Trial for a Licensed Product; or (b) the time during which Verve no longer has any active role in Development of a Licensed Product. Notwithstanding the foregoing, the JSC will be reinstated upon exercise by Verve of the Cost-Sharing Option for the purposes set forth in Section 6.3.

Article 8

LICENSE RIGHTS
8.1.
Exclusive License Grants to Lilly. Verve (on behalf of itself and its Affiliates) hereby grants to Lilly an exclusive (even as to Verve and its Affiliates), royalty-bearing (excluding Co-Funded Products as set forth in Section 6.3), license, with the right to grant sublicenses (through multiple tiers, as provided in Section 8.6) under the Licensed Know-How and Licensed Patents solely to Exploit Licensed Products in the Field in the Territory.
8.2.
Non-Exclusive License Grants to Lilly. Verve hereby grants to Lilly a non-exclusive, royalty-free, perpetual irrevocable, fully-paid license, with the right to grant sublicenses without restriction, under the Verve Sole IP assigned by Lilly to Verve pursuant to Section 11.1.1, provided that (a) [**], and (b) [**].
8.3.
[**].
8.4.
Non-Exclusive License Grant to Verve. Lilly hereby grants to Verve:
8.4.1
a non-exclusive, royalty-free license, without the right to grant sublicenses (except to Verve’s Affiliates or Third Party subcontractors to perform any part of Verve’s rights or obligations hereunder in accordance with Section 3.5), under the Lilly Background IP, solely as and to the extent necessary or useful for Verve to perform its obligations under this Agreement, including its Research, Development and Manufacturing activities under a Research and Development Plan; and
8.4.2
a non-exclusive, royalty-free, perpetual irrevocable, fully-paid license, with the right to grant sublicenses without restriction, under the Lilly Sole IP assigned by Verve to Lilly pursuant to Section 11.1.2, provided that (a) [**], and (b) [**].
8.5.
[**]. The licenses granted by Verve to Lilly include [**]; provided that Lilly will have [**]: (a) [**]; or (b) [**].
8.6.
Sublicenses. Lilly may grant one or more sublicenses under the rights and licenses granted to it under Article 8, in full or in part, to Lilly’s Affiliates and to Third Parties (in each case, with the right to sublicense through multiple tiers); provided that: (a) prior to the end of the Cost-Sharing Election Period, Lilly may not grant a sublicense of the rights in Section 8.1 to a Third Party (excluding any sublicense granted to a Third Party contractor performing activities in furtherance of Development of the Product on behalf of Lilly or its Affiliates) in [**]; (b) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement; and (c) Lilly shall remain responsible for the performance of Lilly’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were the Party hereunder. Any sublicense to a Third Party Sublicensee must be set forth in a written sublicense agreement that includes provisions that require such Sublicensee to comply with all the obligations, restrictions, terms and conditions of this Agreement that are applicable to the rights being granted to such Sublicensee and that enable Lilly to comply with its obligations under this Agreement. Notwithstanding any sublicense, Lilly will remain responsible for each Affiliate’s and Sublicensee’s compliance with the applicable terms of this Agreement as if such activities were conducted by Lilly and for any payments due hereunder with respect to any activities of any Sublicensee. Within [**] after execution of any sublicense agreement with a Third Party pursuant to which Lilly or any of its Affiliates grants exclusive rights to Develop or Commercialize a Licensed Product for use in [**], or any material amendment thereof, Lilly shall provide Verve with a copy of such sublicense agreement or amendment (as applicable) (provided that Lilly may redact any terms of such sublicense agreement or amendment to the extent not relevant to either Party’s rights or obligations under this Agreement or verification of its compliance with the requirements of this Agreement).
8.7.
No Implied Rights. Except as expressly set forth in this Agreement, neither Party shall be granted by implication or otherwise, any license or right to or under any other Intellectual Property Right, including any trademarks, Know-How, or Patents, of the other Party.
8.8.
Safe Harbor Research. Neither Party, by entering into this Agreement, is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.
8.9.
[**] Agreement.
8.9.1
Lilly acknowledges and agrees that the rights, licenses and sublicenses granted by Verve to Lilly under this Agreement to the extent constituting [**] are subject to the terms of the [**] Agreement. Without limiting Lilly’s obligations under Section 11.7.1, Verve hereby acknowledges and agrees that Verve is and shall be responsible for all payments or consideration of any kind or nature owed to [**]. In no event will Lilly be obligated to make payments to Verve (other than pursuant to Section 11.7.1) or any other Person in consideration for Intellectual Property subject to the [**] Agreement. At Verve’s request, Lilly shall use Commercially Reasonable Efforts to, and cause its Affiliates and all Sublicensees to use Commercially Reasonable Efforts to, take such reasonable actions, as may be required to assist Verve in complying with its obligations under the [**] Agreement, solely to the extent applicable to Lilly’s rights or obligations under this Agreement. Without limiting any of the foregoing, Lilly agrees to be bound by the terms and conditions of Sections [**] of the [**] Agreement, as applicable with respect to sublicenses granted by Verve to Lilly in this Agreement under the [**] Agreement.
8.9.2
No later than [**] after the Effective Date, the Parties shall [**], (ii) [**], (iii) [**]; provided that Verve shall be permitted to [**], (iv) [**]; provided that Verve shall be permitted to [**], (v) [**] and (vi) [**].
8.10.
[**] Agreement. Notwithstanding anything to the contrary in this Agreement, the Patents and Know-How licensed under the [**] Agreement shall not constitute Licensed Patents and Licensed Know-How unless and until the Parties agree on a separate sublicense agreement (or an amendment to this Agreement) to include such Patents and Know-How in the Licensed Patents and Licensed Know-How. [**].
Article 9

EXClUSIVITY
9.1.
Verve Exclusivity Obligations. During the Term, neither Verve nor any Affiliate that Verve controls (within the meaning set forth in Section 1.7, a “Verve Controlled Affiliate”) shall (by themselves, or with or through any Third Party), directly or indirectly, (a) conduct or participate in a Competing Program or (b) grant any Intellectual Property Rights, including by assignment of or granting of a license or covenant not to sue under any Intellectual Property Rights, that [**].
9.2.
Transactions Involving Competing Programs. If, (a) after the Effective Date, any Third Party becomes a Verve Controlled Affiliate as a result of a merger, acquisition, consolidation, assets sale, or other similar transaction (whether in a single transaction or series of related transactions, and including a Change of Control) (each, an “Acquired Verve-Controlled Affiliate”), and, as of the closing date of such transaction, such Acquired Verve-Controlled Affiliate is engaged in activities, the continuation of which would violate Section 9.1, then (b) [**].
9.3.
Exception. The Parties acknowledge that [**].
Article 10

Fees, Royalties, & Payments
10.1.
Upfront Payment. As partial consideration for the rights granted by Verve to Lilly pursuant to the terms of this Agreement, Lilly shall pay Verve a one-time, non-refundable non-creditable payment equal to Thirty Million Dollars ($30,000,000) within ten (10) Business Days following the Effective Date.
10.2.
Investment. As of the Execution Date, Lilly and Verve entered into the Stock Purchase Agreement, whereby Lilly agreed to purchase Thirty Million Dollars ($30,000,000) of Verve stock.
10.3.
Milestone Events and Payments. Lilly shall make the non-refundable and non-creditable payments to Verve described in this Section 10.3 (collectively, the “Milestone Payments”) after the achievement of the corresponding events set forth in this Section 10.3 with respect to Royalty Products (collectively, the “Milestone Events”).
10.3.1
Research and Development Milestones. Lilly shall pay Verve the below Milestone Payments (each, a “Research and Development Milestone Payment”) within [**] after, on a Royalty Product-by-Royalty Product basis, the Milestone Event is first achieved by Verve, Lilly, or their respective Affiliates or Sublicensees (as applicable) with respect to a Royalty Product (or Research and Development thereof) (each, a “Research and Development Milestone Event”). Each Research and Development Milestone Payment shall be payable only once per Royalty Product. For clarity, Co-Funded Products are not Royalty Products and accordingly no Research and Development Milestone Payment shall be payable on achievements of Co-Funded Product(s) if the Research and Development Milestone Event occurs during the Cost-Sharing Term. If Lilly discontinues development of a Royalty Product and a later Royalty Product Directed To the same Licensed Target later achieves a Research and Development Milestone Event previously achieved by the discontinued Royalty Product, the corresponding Research and Development Milestone Payment will not be due for the replacement Royalty Product. Lilly may deduct from any Research and Development Milestone Event [**] percent ([**]%) of the Existing License Share payable with respect to milestone payments for Royalty Products (it being understood that for each dollar so deducted, Lilly will bear a dollar of cost and will not be entitled to offset that dollar against other milestones or royalties).

Table 10.3.1 – Research and Development Milestone Payments

	Milestone Event	Milestone Payment
(1)	[**]	[**]
(2)	[**]	[**]
(3)	[**]	[**]
(4)	[**]	[**]
(5)	[**]	[**]
(6)	[**]	[**]
(7A)	[**]	[**]
(7B)	[**]	[**]

10.3.2
Commercial Milestones. Lilly shall pay to Verve the below Milestone Payments (each, a “Commercial Milestone Payment”) within [**] following the end of the [**] in which, on a Royalty Product-by-Royalty Product basis, the Milestone Event is first achieved for such Royalty Product (each, a “Commercial Milestone Event”). Each Commercial Milestone Payment shall be payable only once per Royalty Product. Lilly may deduct from any Commercial Milestone Payment [**] percent of the Existing License share payable with respect to milestone payments for Royalty Products (it being understood that for each dollar so deducted, Lilly will bear a dollar of cost and will not be entitled to offset that dollar against other milestones or royalties); provided, for clarity, in the event amounts eligible for deduction against a Commercial Milestone Payment are not applied because such amounts exceeded such Commercial Milestone Payment, those amounts may instead be deducted against a subsequent Commercial Milestone Payment or any subsequent Royalties due pursuant to Section 10.4.

Table 10.3.2 – Commercial Milestone Payments

	Milestone Event	Milestone Payment
(1)	Calendar Year Net Sales Exceed USD $[**]	USD $[**]
(2)	Calendar Year Net Sales Exceed USD $[**]	USD $[**]
(3)	Calendar Year Net Sales Exceed USD $[**]	USD $[**]

	Milestone Event	Milestone Payment
(4)	Calendar Year Net Sales Exceed USD $[**]	USD $[**]

10.3.3
Limitations; Skipped Milestone Events. If any Milestone Event (each, a “Skipped Milestone Event”) has not been achieved at the time of achievement of a Milestone Event having a higher number in the applicable table than such Skipped Milestone Event, then each such Skipped Milestone Event shall be deemed achieved at the time of achievement of the higher number Milestone Event, except that no “[**]” milestone will be deemed to achieve any other “[**]” milestone.
10.4.
Royalties.
10.4.1
Royalty Rates. Subject to this Section 10.4, during the Royalty Term, Lilly shall pay Verve, on a Royalty Product-by-Royalty Product and country-by-country basis, the royalty payments on Net Sales in each Calendar Year of each Royalty Product in the Territory at the below rates (the “Royalty” or “Royalties”). Such rates are intended to be tiered and incremental, and the higher incremental rate will only apply to that portion of the annual Net Sales of the applicable Royalty Product that falls within the indicated range of Net Sales. All Royalties payable pursuant to this Section 10.4.1 are subject to reduction as further described in Section 10.4.2.

Table 10.4.1 – Royalty Rates

Net Sales in a Calendar Year	Royalty Rate
Net Sales in a Calendar Year less than [**] Dollars (USD $[**])	[**]%
Net Sales in a Calendar Year greater than or equal to [**] Dollars (USD $[**]) but less than [**] Dollars (USD $[**])	[**]%
Net Sales in a Calendar Year greater than or equal to [**] Dollars (USD $[**])	[**]%
10.4.2
Royalty Reductions.
(a)
Third Party Payments. On a Royalty Product-by-Royalty Product and country-by-country basis, Lilly may deduct from any Royalty payment owed to Verve for the sale of a given Royalty Product in a given country an amount equal to [**] percent ([**]%) (or such other amount set forth in Section 11.7.2(c)(i) or (ii), as applicable) of (i) any payments made by Lilly to a Third Party or Acquirer of Verve in consideration for a right or license under such

Person’s interest in Patents or Know-How reasonably necessary or reasonably useful for Exploitation of such Royalty Product (including the components therein) for a reasonable portion of such payments solely attributable to such Royalty Product, and (ii) any share of [**] as provided in Section 11.7 (collectively, “Third Party License Payments”). In no event will Royalties payable to Verve for each Royalty Product be reduced in a Calendar Quarter, solely as a result of this Section 10.4.2(a), by more than [**] percent ([**]%); provided that (y) an amount eligible for deduction in a given Calendar Quarter which was not applied because it would have resulted in a reduction of Royalties paid in such Calendar Quarter by more than [**] percent ([**]%) can be applied instead in any subsequent Calendar Quarter during the Royalty Term, and (z) deductions taken against a Milestone Payment or Royalty payment pursuant to Section 10.3 for a [**] shall not be counted towards the [**] percent ([**]%) cap in eligible Third Party License Payment deductions set forth in this Section 10.4.2(a). As between Verve and a Third Party against whom Lilly may make the same deduction as is permitted under this Section 10.4.2(a), pro-rata allocation of such deduction shall be calculated in a manner consistent with Lilly’s internal practices using a weighted average based on Lilly’s total payable royalty burden for such Royalty Product. For the purposes of clarity, payments made by Lilly as described under (i) or (ii) above that are made to an Acquirer of Verve shall be considered Third Party License Payments hereunder (subject to a reduction in the event that Lilly takes the licenses pursuant to Section 11.7.2(c)(i) or (ii), as applicable, as a result of Verve not taking such license).
(b)
Loss of Market Exclusivity. On a country-by-country basis, from and after (and including) the Calendar Quarter within which the first commercial sale of the first Generic/Biosimilar Equivalent occurred with respect to a Royalty Product (“Loss of Market Exclusivity”), the Royalty with respect to such Royalty Product in such country shall be permanently reduced as follows: (i) to [**] percent ([**]%) of the rates provided in Section 10.4.1 when, for [**] consecutive Calendar Quarters, the Net Sales of the applicable Royalty Product in the applicable country are [**] percent ([**]%) or less than those Net Sales recorded by Lilly for such Royalty Product in such country in the Calendar Quarter immediately preceding Loss of Market Exclusivity, and (ii) to [**] percent ([**]%) of the rates provided in Section 10.4.1 when, for [**] consecutive Calendar Quarters, the Net Sales of the applicable Royalty Product in the applicable country are [**] percent ([**]%) or less than those Net Sales recorded by Lilly for such Royalty Product in such country in the Calendar Quarter immediately preceding Loss of Market Exclusivity.
(c)
Inflation Reduction Act. If, on a Royalty Product-by-Royalty Product basis, there is application of a maximum fair price under the Inflation Reduction Act in the U.S. with respect to a Royalty Product (an “IRA Impact”) [**].
(d)
Valid Claim. In any Calendar Quarter during the Royalty Term, for a Royalty Product for which there is no Valid Claim that Covers such Royalty Product in a country, the Royalty for such Royalty Product will be reduced in such country by [**] percent ([**]%) for such Calendar Quarter and thereafter for the remainder of the Royalty Term unless and until a Valid Claim issues. Notwithstanding the foregoing, issuance of a Valid Claim that Covers such Royalty Product following expiration of the Royalty Term for a Royalty Product in a country shall not operate to reinstate such Royalty Term, and such Royalty Term shall continue to be expired.
(e)
Cumulative Royalty Reductions and Limitations. Each of the potential Royalty reductions in this Section 10.4.2 may be taken in addition to, and not in lieu of, any other potential reductions set forth in this Section 10.4.2; provided that in no event will the cumulative effect of the reductions under Sections 10.4.2(a), 10.4.2(b)(i), 10.4.2(c) and 10.4.2(d) result in a reduction of Royalty rates specified in Section 10.4.1 by more than [**] percent ([**]%) of the amount that would have been due in the absence of any such reductions.
10.4.3
Payment; Reports. Royalty payments due by Lilly to Verve will be calculated and reported for each Calendar Quarter from and after the Calendar Quarter in which Net Sales are first made hereunder. All Royalties due shall be paid within [**] after the end of each Calendar Quarter and shall be accompanied by a written report setting forth, with respect to each Calendar Quarter, on a Royalty Product-by-Royalty Product and country-by-country basis: (a) Net Sales of the Royalty Product by Lilly and its Affiliates and Sublicensees in such country, and (b) a calculation of Royalties (including detail on any applicable offsets) due on such Net Sales. For the avoidance of doubt, nothing in this Agreement will require Lilly to disclose its (or any of its Affiliates’ or Sublicensees’) [**].
10.4.4
Records. Lilly shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records which may be necessary to ascertain properly and to verify the royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [**] following the end of the [**] to which they pertain.
10.5.
Calculation and Payment of Expense and Margin Sharing. With respect to each Co-Funded Product during the Cost-Sharing Term, the Parties will share Development Costs and Gross Margin (minus Eligible Costs), (such share, the “Expense and Margin Sharing”), as further set forth below, as follows:
10.5.1
Verve Cost Reporting. No later than [**] after the end of each Calendar Quarter including and following the Cost-Sharing Option Effective Date, Verve will provide Lilly a detailed, itemized report for the Development Costs (if any and as applicable) and Eligible Costs incurred by Verve or its Affiliates in such Calendar Quarter, as applicable, for the Co-Funded Products (collectively, “Verve Costs”), such report to be in the form set forth in Schedule 10.5.1 or in such other form as the Parties may mutually agree from time-to-time.
10.5.2
Lilly Cost Reporting. No later than [**] after the end of each Calendar Quarter including and following the Cost-Sharing Option Effective Date, Lilly will provide Verve a detailed, itemized report of the Development Costs and Eligible Costs, excluding [**], incurred by Lilly or its Affiliates in such Calendar Quarter (or, with respect to the first Calendar Quarter of the Cost-Sharing Term, any Eligible Costs or Development Costs incurred prior to the Cost-Sharing Option Effective Date that qualify for Expense and Margin Sharing pursuant to this Agreement), as applicable, for the Co-Funded Products (collectively, the “Lilly Costs”), such report to be in the form set forth in Schedule 10.5.1 or in such other form as the Parties may mutually agree from time-to-time. Under no circumstances will Lilly be obligated to disclose [**].
10.5.3
Gross Margin Share Reporting. No later than [**] after the end of each Calendar Quarter beginning in the Calendar Quarter in which a Co-Funded Product is first Launched, Lilly will provide Verve with a report setting out the Gross Margin minus Eligible Costs (the “Gross Margin Share”), excluding [**], calculated by Lilly in respect of such Co-Funded Product for such Calendar Quarter for all sales of such Co-Funded Product. For the avoidance of doubt, nothing in this Agreement will require Lilly to disclose its (or any of its Affiliates’ or Sublicensees’) [**].
10.5.4
Income Taxes. Subject to Section 10.8, income and withholding taxes imposed on either of the Parties hereunder will not be included in cost sharing hereunder.

10.5.5
Allocation, Reconciliation and True-Up.
(a)
Allocation of Development Costs and Eligible Costs. On a Calendar Quarter-by-Calendar Quarter basis, in respect to each Co-Funded Product, (a) Lilly shall be responsible for sixty percent (60%) of the Development Costs and Eligible Costs during the Cost-Sharing Term, and (b) Verve shall be responsible for forty percent (40%) of the Development Costs and Eligible Costs during the Cost-Sharing Term.
(b)
Allocation of Gross Margin Share. On a Calendar Quarter-by-Calendar Quarter basis, in respect to each Co-Funded Product, (a) Lilly shall be entitled to or responsible for sixty percent (60%) of the Gross Margin Share during the Cost-Sharing Term, and (b) Verve shall be entitled to or responsible for forty percent (40%) of the Gross Margin Share during the Cost-Sharing Term.
(c)
True-Up. Within [**] after the end of each [**], Lilly will provide Verve a report of the amount each Party is responsible for under Section 10.5.5(a) for such Calendar Quarter, and a report of the amount each Party is entitled to receive under Section 10.5.5(b), as Lilly calculates such amounts based on reports provided under Sections 10.5.1 and 10.5.2, and the report provided by Lilly under Section 10.5.3 (the net of such amounts, the “Co-Funded Product Sharing Amounts”). The Parties will make a balancing payment between the Parties in order to effect the sharing of the Co-Funded Product Sharing Amounts within [**] after delivery of such report of the Co-Funded Product Sharing Amount.
10.6.
Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest at the rate equal to [**] or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.
10.7.
Settlement Sublicense Agreements. Any payments received by Lilly under a Settlement Sublicense Agreement [**].
10.8.
Taxes on Income. Each Party shall pay all taxes (including related interest and penalties) imposed on its share of income arising directly or indirectly from the efforts of, or the receipt or deemed receipt of any payment by, such Party under this Agreement.
10.9.
Tax Withholding. If any taxes (including related interest and penalties) are required to be withheld by a Party with respect to an amount payable to the other Party under this Agreement, such Party shall: (a) withhold such taxes from the payment made to the other Party; (b) timely pay the withheld taxes to the proper taxing authority; (c) send proof of payment to the other Party; and (d) reasonably assist the other Party in its efforts to obtain a refund of or credit for such tax payment. Any amount actually withheld and remitted by a Party to a taxing authority pursuant to this Section 10.9 shall be treated for all purposes of this Agreement as paid to the other Party. No amount shall be withheld, or a reduced amount shall be withheld, as applicable, if a Party that is entitled to a payment, [**] prior to the date such payment is due, furnishes the other Party with the necessary tax forms and other documents required by Applicable Law, which shall be in a form reasonably satisfactory to the Party receiving the documents, identifying that the relevant payment is exempt from tax or subject to a reduced tax rate. [**].

10.10.
Tax Cooperation. The Parties agree to use reasonable efforts to cooperate with each other with respect to taxes, including by completing and filing documents required or permitted under the provisions of any Applicable Laws in connection with a claim of exemption from, or entitlement to a reduced rate of, withholding taxes in respect of any Payment or in connection with any claim to a refund of or credit for any payment of taxes in respect of any Payment. Notwithstanding the foregoing, for clarity, it is the receiving Party’s sole responsibility to prepare and provide required documents necessary to claim an exemption from withholding tax or to claim a reduced rate of withholding tax, at recipient’s sole expense. Any information shared pursuant to this Section 10.10 in respect of tax matters shall constitute Confidential Proprietary Information and be subject to the provisions of Article 14 (provided that each Party shall have the right to disclose such Confidential Proprietary Information to any tax authority to comply with a request or requirement of such tax authority or a requirement under Applicable Law).
10.11.
Financial Records. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records which may be necessary to ascertain properly and to verify the payments due hereunder. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of: (a) [**] after the end of the period to which such books and records pertain; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.
10.12.
Audits.
10.12.1
During the Term, upon the written request of the other Party, each Party shall, and shall cause its Affiliates and its and their Sublicensees to, permit a “Big Four” independent, certified public accountant (e.g., Deloitte, KPMG, PWC or EY), designated by the other Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained by or on behalf of the audited Party pursuant to Section 10.11 to ensure the accuracy of all reports and payments made by such audited Party hereunder; provided, that such examinations must be of a reasonably tailored scope, and may not: (a) be conducted more than [**] period (unless a previous audit during such [**] period revealed an underpayment with respect to such period); or (b) be repeated for any [**]. The independent, certified public accountant shall report to Verve and Lilly only the amounts of Net Sales, Royalties, Verve Costs, Lilly Costs and Gross Margin amounts for the applicable time period, along with the amount of any payments that became due and payable for such period. Except as provided below, the cost of any such audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [**] percent ([**]%) from the reported amounts or [**] Dollars ($[**]), whichever is greater, in which case the audited Party shall bear the cost of the audit. If such audit concludes that: (i) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts with interest from the date originally due as provided in Section 10.5 or (ii) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in each case ((i) or (ii)), within [**] after the date on which such audit is completed by the auditing Party.
10.12.2
Upon request of Verve, at Verve’s expense, Lilly will have Lilly’s external financial auditor (provided such external financial auditor is a “Big Four” independent, certified public accountant (i.e., Deloitte, KPMG, PWC, or EY)) provide confirmation to Verve [**].
10.12.3
The receiving Party shall treat all information subject to review under this Section 10.12 in accordance with Article 14 and the Parties shall cause the auditors referenced in this Section 10.12 to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
10.13.
Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided, however, that Lilly shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than Dollars is required, Lilly’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is used by Lilly in translation of its foreign currency operating results, is consistent with U.S. GAAP, is audited by Lilly’s independent certified public accountants in connection with the audit of the consolidated financial statements of Lilly, and is used for external reporting of foreign currency operating results.
Article 11

INTELLECTUAL PROPERTY
11.1.
Ownership. As between the Parties: (a) each Party shall own and retain all right, title and interest in and to all of its Background IP; (b) Verve shall own and retain all right, title and interest in and to the Verve Sole IP; (c) Lilly shall own and retain all right, title and interest in and to the Lilly Sole IP; and (d) all right, title and interest in Joint IP shall be owned jointly by Lilly and Verve.
11.1.1
Lilly shall, and does hereby, assign its right, title and interest in any and all Verve Sole IP (including all rights of action and claims for damages and benefits arising due to past and present infringement of such rights) to Verve.
11.1.2
Verve shall, and does hereby, assign its right, title and interest in any and all Lilly Sole IP (including all rights of action and claims for damages and benefits arising due to past and present infringement of such rights) to Lilly.
11.2.
Use of Joint IP. Subject to the terms of this Agreement: (a) each Party shall have the right to practice, grant licenses under, and transfer any Joint IP (subject to the licenses granted Lilly hereunder); (b) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any Joint IP, including by reason of joint ownership thereof; and (c) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting; provided that, in Exploiting or licensing such Joint IP, neither Party shall have any right or license to any Background IP, sole IP or other Intellectual Property Rights of the other Party, in each case, not otherwise expressly granted elsewhere in this Agreement.
11.3.
United States Law. Unless otherwise expressly provided in this Agreement, as between the Parties, ownership of inventions shall be based on inventorship, and ownership of Know-How shall be based on the Party that Generated it. The determination of inventorship shall be made in accordance with the United States patent law without regard to conflict of law, irrespective of where or when such invention occurs.

11.4.
Assignment Obligation. Each Party shall cause its and its Affiliates’ and its and their Sublicensees’ employees and representatives, and shall use Commercially Reasonable Efforts to cause any Third Party who performs any activities on behalf of such Party under this Agreement or who Generates any Know-How that is subject to this Agreement by or on behalf of such Party or any of its Affiliates or its or their Sublicensees under this Agreement, to [**] any Know-How consistent with the obligations under this Agreement resulting therefrom (including all rights of action and claims for damages and benefits arising due to past and present infringement of such Know-How) to such Party or any of its Affiliates or Sublicensees, except where Applicable Law requires otherwise and except in the case of governmental or not-for-profit institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained); provided, that, to the extent [**]. The Parties will work together in good faith to identify and discuss Know-How material to Exploitation of a Licensed Product Generated in the course of activities under this Agreement and Verve shall disclose Lilly IP Improvements made by or on behalf of Verve (or its Affiliates) to Lilly and Lilly shall disclose Verve IP Improvements made by or on behalf of Lilly (or its Affiliates or its or their Sublicensees) to Verve.
11.5.
Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.
11.6.
Independent Development. Subject to the licenses, interests and obligations of exclusivity granted hereunder, nothing in this Agreement shall be construed as limiting either Lilly’s or Verve’s right to research, develop, improve and in-license technology.
11.7.
In-Licensed Technology.
11.7.1
Existing In-Licensed Technology. If any Existing In-Licensed Technology licensed under the [**] Agreement is encompassed by a Research and Development Plan as of the Execution Date or otherwise incorporated under a Research and Development Program pursuant to this Section 11.7.1, then Lilly shall reimburse Verve an amount [**]. Lilly may request to remove or exclude any such Existing In-Licensed Technology from a Research and Development Program, in which event, (i) the Parties will discuss in good faith whether such removal or exclusion can be reasonably achieved, and if so, the Parties shall agree upon a revised corresponding Research and Development Plan (for clarity, Verve shall not withhold its consent to such revisions if such removal or exclusion is reasonably feasible from a technical perspective), and (ii) following the Parties’ agreement upon revisions to the Research and Development Plan, removal or exclusion shall be reflected by Verve in the Existing License Share, and upon such removal or exclusion, such Existing In-Licensed Technology shall be deemed to not be included in the Licensed Patents or Licensed Know-How.
11.7.2
Future In-Licensed Technology.
(a)
If either Party identifies any Patents or Know-How Controlled by a Third Party that such Party believes would be necessary or useful for Research, Development or Commercialization of a Licensed Product, [**].
(b)
If Verve or Lilly provides the notice set forth in Section 11.7.2(a), the Parties will discuss in good faith procurement of such Patents or Know-How, the terms under which it would be acceptable to obtain a license to such Patents or Know-How as it relates to Licensed

Products, and the details of any amendment (if not already within the scope of such Research and Development Plan) that would be needed to include such Patents or Know-How within the applicable Research and Development Plan. [**].
(c)
[**].
(d)
With respect to each Future In-Licensed Technology Agreement for which Lilly elects a sublicense, Lilly shall reimburse Verve an amount equal to [**].
11.7.3
Payment of [**]. Lilly will pay the [**] to Verve as follows:
(a)
[**].
(b)
[**].
(c)
[**].
(d)
[**].
(e)
[**].
11.8.
Patent Prosecution and Maintenance.
11.8.1
Rights to Prosecute and Maintain Patents. As between the Parties:
(a)
Lilly shall have (i) before Phase 2 Assumption with respect to a Licensed Product, the secondary right, but not the obligation, to Prosecute and Maintain any Product Patent with respect to such Licensed Product, (ii) after Phase 2 Assumption with respect to a Licensed Product, the first right, but not the obligation, to Prosecute and Maintain any Product Patent with respect to such Licensed Product, (iii) the sole right, but not the obligation, to Prosecute and Maintain any Lilly Sole IP, and (iv) the first right, but not the obligation, to Prosecute and Maintain any Joint Patent, in each case (i) through (iv), at Lilly’s sole cost and expense.
(b)
Verve shall have (i) before Phase 2 Assumption with respect to a Licensed Product, the first right, and but not the obligation, to Prosecute and Maintain any Product Patent with respect to such Licensed Product, (ii) after Phase 2 Assumption with respect to a Licensed Product, the secondary right, but not the obligation, to Prosecute and Maintain any Product Patent with respect to such Licensed Product, (iii) the sole right, but not the obligation, to Prosecute and Maintain any Verve Sole IP, excluding any Product Patent; provided that Prosecution and Maintenance of any Patent captured by the foregoing [**], and (iv) the secondary right (as described in Section 11.8.2), but not the obligation, to Prosecute and Maintain any Joint Patent, in each case (i) through (iv), at Verve’s sole cost and expense.
11.8.2
Secondary Right with Respect to Joint Patents and Product Patents. Each Party shall notify the other Party as to any final decision not to initiate or continue Prosecution and Maintenance of any Joint Patent or Product Patent that the other Party has the right to Prosecute and Maintain under Section 11.8.1 at least [**] prior to any filing or payment due date, or any other due date that requires action to avoid loss of rights, in connection with such Joint Patent or Product Patent. Thereafter, the Party with the secondary right may, upon written notice to the other Party, Prosecute and Maintain such Joint Patent or Product Patent worldwide, at its sole cost and expense, using counsel of its choice. If Verve has assigned any such Patent to Lilly under this Agreement, Lilly shall, upon written notice from Verve, assign such Patent back to Verve. However, if Lilly declines to prosecute Joint Patent or Product Patent to preserve the validity or enforceability of another royalty bearing Patent, which provides market exclusivity for the Licensed Product, Verve will discuss in good faith with Lilly the Prosecution and Maintenance of such Joint Patent or Product Patent to avoid reasonably impairing exclusivity for the Licensed Product.
11.8.3
No Disclosure of Confidential Proprietary Information. Neither Party may file a Patent application that includes Confidential Proprietary Information of the other Party without the other Party’s prior written consent. Notwithstanding the foregoing, (a) Lilly shall be able to use and disclose [**], and (b) Verve shall be able to use and disclose [**].
11.8.4
Cooperation of the Parties; Patent Working Group. The JSC shall establish a patent Working Group (the “Patent Working Group”) within [**] following the Effective Date (which shall meet with a frequency determined by the JSC). Through the Patent Working Group, the Parties will (a) keep each other reasonably informed as to all material filings, responses or submissions regarding any Prosecution and Maintenance with respect to any Joint Patent, Product Patent, and any patent that includes composition of matter claims specific to a Development Molecule, Candidate, or a Licensed Product, and any Verve Genus Claim Patent or Mix Patent, (b) exchange copies of any such material filings, responses, and submissions received from or proposed to be sent to any patent authority, court, or other tribunal sufficiently in advance of submitting such communications, filings and submissions, and (c) discuss in good faith any foreign filing strategies. Each Party shall consider in good faith timely-provided comments from the other Party with respect to the foregoing (and, any arising disputes shall be escalated to the JSC), provided that the Party responsible for Prosecuting and Maintaining such Patents shall have final decision making authority with respect to such communications, filings and submissions. Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 11.8, including by: (x) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in such country; and (y) promptly informing the other Party of any material matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patent. Each Party will use reasonable efforts via good faith consultation to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 11.8.
11.8.5
Assignment. Verve may (in its sole discretion) assign to Lilly its rights in Patents that are Joint Patents or Product Patents. In addition, without otherwise affecting its rights under this Agreement, upon Lilly’s written request made after Phase 2 Assumption, Verve will assign to Lilly its rights in Patents that are Product Patents. Any Patent assigned to Lilly under this Section 11.8.5 shall continue to be deemed a Licensed Patent for all purposes under this Agreement, including for purposes of calculating the Royalty Term. To the extent that any Joint Patents or Product Patents are assigned to Lilly under this Section 11.8.5: (a) Lilly agrees to Prosecute and Maintain any such assigned Patents in good faith and without taking or refraining from taking any action for the purpose of reducing the Royalty Term; (b) Lilly must limit prosecution of claims within any such assigned Joint Patents or Product Patents only to [**]; (c) Lilly shall promptly notify Verve as to any final decision not to initiate or continue Prosecution and Maintenance of any Joint Patent or Product Patent that Lilly has the right to Prosecute and Maintain, and, upon Verve’s request after receipt of such notice, Lilly will promptly assign (and hereby does assign) any such Joint Patent or Product Patent back to Verve but Verve’s rights to continue prosecution of such IP shall be limited as described in the last sentence of Section 11.8.2; and (d) upon Verve’s request after expiration or termination of this Agreement for any reason in whole or in part, Lilly will promptly assign (and hereby does assign) any such Joint Patent or Product Patent back to Verve.
11.8.6
Mix Patents. [**], to (a) [**], and (b) [**].
11.9.
Infringement or Misappropriation by Third Parties.
11.9.1
Notice. Each Party shall notify the other within [**] of becoming aware of any alleged or threatened (in writing) infringement by a Third Party of any Patents of the other Party, in each case, in connection with the [**] (collectively, “Infringement”).
11.9.2
Rights to Initiate Proceedings. As between the Parties:
(a)
Lilly shall have (i) the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against Infringement, or defend against any challenge, of Lilly Sole IP, and (ii) the first right, but not the obligation, to initiate any proceedings or take other appropriate actions against Infringement of any [**], in each case (i) and (ii), at Lilly’s sole Cost and expense. Verve may (in its sole discretion) assign to Lilly its rights under Patents referenced in this section, and in such event, the provisions of Section 11.8.5(a) through (d) will apply with respect to any such assigned Patent (mutatis mutandis).
(b)
Verve shall have (i) the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against Infringement, or defend against any challenge, of Verve Sole IP (excluding any Product Patent), and (ii) the second right, but not the obligation, to initiate any proceedings or take other appropriate actions against Infringement, or defend against any challenge, of [**], in each case (i) and (ii), at Verve’s sole cost and expense. [**].
11.9.3
Verve’s Secondary Right with Respect to [**]. If Lilly fails to institute or prosecute an Infringement, or defend against any challenge, in each case as set forth in Section (a)(ii), within a period of [**] after the first notice of the applicable Infringement under Section 11.9.1, then Verve may, upon written notice to Lilly, institute, prosecute and control such Infringement, or defend against such challenge, at its sole cost and expense using counsel of its choice; provided that [**].
11.9.4
Cooperation. At the request and sole expense of the Party bringing an action under this Section 11.9, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action.
11.9.5
Settlement; Recovery. Unless otherwise set forth herein, the controlling Party shall have the right to settle any Infringement pursuant to this Section 11.9; provided, that [**]. Any recovery realized as a result of any Infringement described in this Section 11.9 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery, which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses. Any remainder after such reimbursement is made shall [**].
11.9.6
Biosimilar Applications. Lilly shall have the first right, but not the obligation, to prosecute and manage any litigation with respect to Generic/Biosimilar Equivalents involving [**] and any proceedings associated therewith, including any invalidity, unpatentability or unenforceability challenges, oppositions and post-grant proceedings in connection therewith. If either Party receives a notice or a copy of an application submitted to the FDA or its foreign counterpart for a Generic/Biosimilar Equivalent (a “Biosimilar Application”) for which a Licensed Product is a “reference product” as such term is used in Section 351(i)(4) of the PHSA, or an equivalent under its foreign counterpart, whether or not such notice or copy is provided under any Applicable Laws, either Party shall, within [**], notify and provide the other Party copies of such notice or communication to the extent permitted by Applicable Law. Lilly shall carry out any such rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, including bringing an action for patent infringement under Section 351(l)(6) of the PHSA based on [**] Covering the Generic/Biosimilar Equivalent. If requested by Lilly, Verve shall seek to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable. If permitted pursuant to Applicable Law, upon Lilly’s request, Verve shall assist Lilly in identifying and listing [**] Patents pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in preparing, pursuant to section 351(l)(3)(C) of the PHSA, a detailed statement regarding the reference product sponsor’s opinion that any such patent will be infringed and a response to the statement by the filer of the Biosimilar Application concerning validity and enforceability, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting Patents for and conducting litigation pursuant to Section 351(l)(5), Section 351(l)(6), and Section 351(l)(9) of the PHSA, to the extent applicable, and shall cooperate with Lilly in responding to relevant communications with respect to such lists and statements from the filer of the Biosimilar Application. Upon Lilly’s request, Verve shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application. Notwithstanding anything to the contrary, this Section 11.9.6 will not be construed to provide rights to enforce [**] other than a [**] unless otherwise agreed between the Parties including with respect to the good faith consideration contemplated under Section 11.9.2.
11.10.
Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) [**]; or (b) [**]. Neither Party may settle any patent infringement litigation under this Section 11.10 in a manner that [**] or [**]. Nothing in this Section 11.10 will limit any indemnification rights or obligations of a Party under Section 13.1.
11.11.
Patent Extension. Lilly shall have the sole right, and Verve shall have no right, to obtain patent term restoration in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Licensed Product; provided, however, that Lilly may not elect to extend a Patent Controlled by Verve or its Affiliates that is not a [**] Patent without Verve’s prior written consent.
11.12.
Patent Listings. As between the Parties, Lilly shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the [**] Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book or Purple Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Verve shall, at Lilly’s sole expense, (i) provide Lilly a list of [**] Patents Covering the Licensed Products and other information necessary or reasonably useful to enable Lilly to make such filings with Regulatory Authorities and (ii) cooperate with Lilly’s reasonable requests in connection therewith, including executing any documents, meeting any submission deadlines, in each case (i) and (ii), to the extent required or permitted by Applicable Law.
11.13.
CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed Products under such safe harbor provisions.
11.14.
Trademarks. Lilly shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Licensed Product (the “Licensed Product Trademarks”). As between the Parties, Lilly shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by Lilly for use with Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.
Article 12

Representations, Warranties and Covenants
12.1.
Mutual Representations and Warranties. Each of Lilly and Verve represent and warrant, as of the Execution Date, that:
12.1.1
it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;
12.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and
12.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.
12.2.
Verve Representations and Warranties. Verve represents, warrants and covenants to Lilly that, as of the Execution Date:
12.2.1
No Grants that Conflict with this Agreement. Verve and its Affiliates have not granted any rights (or other encumbrances) to any Third Party that prevent or conflict with the rights granted to Lilly hereunder.
12.2.2
Control over Know-How and Patents. Verve has Control over all Patents and Know-How owned by it or its Affiliates that are necessary or reasonably useful for the Exploitation of Licensed Products in the Field, as known to be contemplated by this Agreement.
12.2.3
Existing Patents.
(a)
All Patent rights owned by Verve issued or subject to a pending application for issuance that are existing and [**] are listed on Schedule 12.2.3(a) (the “Existing Patents”).
(b)
All Existing Patents: (i) are to the extent issued, subsisting and not invalid or unenforceable, in whole or in part, or confer a valid right to claim priority thereto; (ii) are solely and exclusively owned by, or exclusively licensed to, Verve, free of any encumbrance, lien or known (to Verve’s Knowledge) claim of ownership by any Third Party that impairs the rights and licenses granted to Lilly under this Agreement; (iii) are to the extent subject to a pending application for issuance, [**]; and (iv) are filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment.
(c)
[**].
(d)
The Existing Patents represent all Patents owned by Verve and its Affiliates that Cover any material aspects of the [**] being discussed by the Parties as of the Execution Date.
(e)
[**].
12.2.4
Third Party Agreements. The Existing In-License Agreements constitute all agreements from Third Parties pursuant to which Verve Controls any Licensed Patents and Licensed Know-How anticipated by Verve to be used in the Research and Development Program. The licenses granted to Verve under the Existing In-License Agreements are, to the extent that the applicable rights are sublicensed to Lilly hereunder, in full force and effect. [**]. To Verve’s Knowledge, the counterparties to the Existing In-License Agreement are [**].
12.2.5
[**] Relating to Intellectual Property. Verve has not received any written notice of [**] subject to the licenses granted to Lilly pursuant to Article 8; [**].
12.2.6
No Infringement. To Verve’s Knowledge, the composition of [**] or [**] alone (individually and not in combination or part of a formulation with other components) does not infringe any issued Patent of any Third Party.
12.2.7
Other Material Claims and Actions. There are no claims, actions, or proceedings pending [**], which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Verve’s ability to conduct the Research or Development, or to grant the licenses or rights granted to Lilly under this Agreement.
12.2.8
Assignment by Employees, Agents and Consultants. Verve has obtained from each of its current employees, consultants and contractors, in each case who perform research or development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to Verve of all inventions (and all of such

Person’s rights thereto) for which Verve or Lilly is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such inventions that would prevent or conflict with Lilly’s rights of ownership or use of such inventions contemplated by this Agreement.
12.2.9
No Government Funding. The inventions claimed or covered by the [**] Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by, or otherwise using the resources of, any Governmental Authority (whether of the U.S., the United Kingdom, or otherwise); (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the Bayh-Dole Act).
12.2.10
[**].
12.3.
Mutual Covenants.
12.3.1
Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the FD&C Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Lilly, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
12.3.2
Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both (i) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (ii) such Party’s measures to protect its own information of a similar nature or importance.
12.4.
Compliance.
12.4.1
Compliance with this Agreement. Each of the Parties shall cause their respective Affiliates to comply in all material respects with the terms of this Agreement to the extent applicable to such Affiliates.
12.4.2
Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its Affiliates’ employees and contractors to comply with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
12.4.3
Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party-Specific Regulations”). Each Party shall be responsible for providing the other Party with any Party-Specific Regulations applicable to the other Party, including any updates to such Party-Specific Regulations, and the covenant in the preceding sentence shall only apply to the extent such Party-Specific Regulations and any updates thereto have been provided to the other Party. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 16.2; however, under such circumstances, such termination, including the applicable effects of such termination set forth in Section 16.6, shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.
12.4.4
Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 12.4.4, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.
12.4.5
Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
12.4.6
Compliance with U.S. Open Payments Law. Pursuant to 42 U.S.C. § 1320a-7h, as amended (the “Open Payments Law”), certain Applicable Manufacturers must publicly disclose certain payments or other transfers of value to Covered Recipients (as such terms are defined in the Open Payments Law). Each Party is responsible for compliance with the Open Payments Law in regard to the reporting of any of their own payments or other transfers of value related to this Agreement, as applicable. Upon request and to the extent related to this Agreement, either Party shall provide such additional information and assistance that the other Party reasonably requires for compliance with the Open Payments Law and to address any claims raised by a Covered Recipient relating to the accuracy and completeness of any reported transfers of value.
12.4.7
Compliance with Privacy Laws. In connection with this Agreement, Verve and its Affiliates, and any Person acting for or on its or their behalf, will comply with all Applicable Laws with respect to data protection and privacy laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.
12.4.8
Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 12.4.8, each Party covenants to the other that, as of the Execution Date and in the performance of its obligations under this Agreement through the expiration or termination of this Agreement, such Party and, to its knowledge, its Affiliates and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business for or with, or directing business to, any Person, including either Party. For the purpose of this Section 12.4.8 “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.
12.4.9
Trade Sanctions.
(a)
Each Party agrees to comply with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including without limitation Council Regulation (EC) No. 428/2009 (as amended)).
(b)
Each Party represents and warrants that it is not, nor are any of its directors, executive officers, agents, shareholders or any person having a controlling interest in such Party, (i) a person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction that is applicable to the licenses or rights granted, or activities to be performed, under this Agreement, including but not limited to persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State

Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (ii) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Cuba, Iran, Crimea, North Korea and Syria, but subject to change at any time) or (iii) directly or indirectly owned or controlled by such persons (together “Restricted Person”). Each Party further represents and warrants that it shall notify the other Party in writing immediately if it or any of its directors, executive officers, agents, shareholders or any person having a controlling interest in it becomes a Restricted Person or if Verve becomes directly or indirectly owned or controlled by one or more Restricted Persons.
(c)
Lilly agrees that no Licensed Products (or any components thereof) will be used, sold, transferred, or otherwise made available, directly or indirectly, to or for the benefit of a Sanctioned Territory or Restricted Person without the prior written approval from Verve, other than in compliance with Applicable Law.
12.4.10
Compliance with In-License Agreements. Verve shall comply in all material respects with the terms of the Existing In-License Agreements and Future In-Licensed Technology Agreements and will maintain such agreements in full force and effect for the term of the licensed Intellectual Property Rights, subject to termination with Lilly’s consent in accordance with Section 12.2.4.
12.4.11
Disclaimer. Except as otherwise expressly set forth in this Article 12, neither Party makes any representations or extends any warranties of any kind, either express or implied, including warranties of merchantability, quality, fitness for a particular purpose, noninfringement, or validity of patent claims. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patents or that any Patents will issue based on a pending application. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Products will be successful, in whole or in part.
Article 13

INDEMNIFICATION
13.1.
Indemnity.
13.1.1
By Verve. Subject to Section 13.1.3, Verve shall defend, indemnify and hold harmless Lilly and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Lilly Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Lilly Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Claim and Losses arise out of: (a) the gross negligence or willful misconduct of Verve or its Affiliates in connection with performance of its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Verve, (c) [**], and (d) [**]; except, in each case, to the extent such Losses result from matters described in clause (a), (b), or (c) of Section 13.1.2.

13.1.2
By Lilly. Subject to Section 13.1.3, Lilly shall defend, indemnify and hold harmless Verve, its Affiliates, and their respective directors, officers, employees and agents (each, a “Verve Indemnitee”) from and against any and all Losses to which any Verve Indemnitee may become subject as a result of any Claim to the extent such Claim and Losses arise out of: (a) the gross negligence or willful misconduct of Lilly, its Affiliates, or their respective Sublicensees in connection with performance of its or their activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Lilly; or (c) [**]; except, in each case, to the extent such Losses result from matters subject to clauses (a), (b), (c) or (d) of Section 13.1.1.
13.1.3
Procedure. A Party that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 13 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 13.
13.2.
Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Verve will upon request provide Lilly with a certificate of insurance in that regard, along with any amendments and revisions thereto.
Article 14

CONFIDENTIALITY
14.1.
Confidential Proprietary Information.
14.1.1
Confidential Proprietary Information. In connection with this Agreement, each Party may disclose to the other Party certain of such Party’s nonpublic technical, business or other confidential information, whether prior to, on, or after the Effective Date, including: (a) any unpublished Patents; and (b) any information regarding the scientific, regulatory or business affairs or other activities (such confidential information, such Party’s “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement are Confidential Proprietary Information and shall be treated confidentially by the Parties, subject to the exceptions set forth in Section 14.1.4. Without limiting the foregoing, until such time as the applicable information has become available to the public in accordance with this Agreement, the Parties agree that (i) the collective results of the Research and Development Program (the “Program Results”), (ii) existing information related to a Licensed Product, either disclosed to either Party prior to or after the Effective Date, and (iii) all Regulatory Filings with respect to a Licensed Product, each (i) through (iii) will be treated confidentially by each of the Parties, and neither Party shall disclose the Program Results except pursuant to Section 14.1.4. Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be treated as Confidential Proprietary Information under this Agreement and governed by the terms of this Agreement.
14.1.2
Restrictions. A Party (the “Receiving Party”) that receives or otherwise learns Confidential Proprietary Information of the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.
14.1.3
Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 14.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.
14.1.4
Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)
made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that [**];
(b)
made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;
(c)
made by or on behalf of the Receiving Party as may be reasonably necessary for [**] as permitted by this Agreement;
(d)
made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;
(e)
made by or on behalf of the Receiving Party where such disclosure is required by a Regulatory Authority (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement;
(f)
made by or on behalf of the Receiving Party as of the Effective Date in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Schedules, ancillary agreements, and amendments hereto);
(g)
made by the Receiving Party to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Lilly), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Exploitation of Licensed Products or Terminated Products or Targets (if applicable) in the Field in the Territory, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and
(h)
made to an investor, acquirer or merger partner provided that: (i) [**], (ii) [**], (iii) the Receiving Party shall be permitted to disclose only (x) [**] under this Agreement, and (y) [**]; provided that with respect to a [**] acquirer or merger partner, the Receiving Party may disclose to such potential acquirer or merger partner [**], and (iv) [**] in such group of prospective investors, acquirers or merger partners) is [**], then the terms of Section 18.8.2 shall apply.

If a Party is required to make a disclosure of the other Party’s Confidential Proprietary Information pursuant to Section 14.1.4(c) or Section 14.1.4(d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Proprietary Information at least as diligent as such Party would use to protect its own Confidential Proprietary Information, but in no event less than reasonable efforts. Any information disclosed pursuant to this Section 14.1.4 remains Confidential Proprietary Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 14. Notwithstanding anything to the contrary set forth herein, no summary, abstract, compendium, survey, overview, notes or other report delivered by a Party pursuant to an obligation set forth under this Agreement, or otherwise shared between the Parties in connection with discussions of the JSC or its subcommittees, shall be disclosed by a Party to a Third Party without the prior written consent of the other Party.

14.2.
Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any information that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals [**]; provided that this provision will not be deemed in any event to provide any right to infringe, or to grant any license to or under, the Intellectual Property Rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.
14.3.
Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit only a redacted form of this Agreement, which redacted form of this Agreement shall be provided to the other Party for review and comment and which comments shall be considered in good faith by the disclosing Party; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.
14.4.
Survival. Each Party’s obligations under this Article 14 (other than Sections 14.2 and 14.6) shall apply during the Term and continue for [**] thereafter with respect to Confidential Proprietary Information, except for information which is a “trade secret,” for which each Party’s obligations under Section 14.1 shall remain in place as long as the applicable Confidential Proprietary Information retains its status as a trade secret. Section 14.2 shall apply during the Term and shall survive any expiration or termination of this Agreement.
14.5.
Publicity. Neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 14.1.4 and 14.3. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall provide [**] for the Receiving Party to provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 14.5, provided such information continues as of such time to be accurate.
14.6.
Publication. Lilly shall be entitled to issue scientific publications and make presentations with respect to the Licensed Products, and their testing in accordance with Lilly’s internal guidelines [**] subject to this Section 14.6. Verve shall provide [**] for Lilly to review any scientific publications regarding Licensed Products [**].

Article 15

HSR FILINGS AND CLOSING
15.1.
HSR Filings. If required by Applicable Laws, after the Execution Date, both Parties shall file the appropriate notices with respect to the transactions contemplated hereby as promptly as reasonably practicable with the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Each of the Parties shall promptly supply the other with any information that may reasonably be required in order to effectuate the filings under the HSR Act. Each of the Parties shall notify the other promptly upon receipt from the FTC or DOJ in connection with any filing made under the HSR Act and of any request for amendments or supplements to any such filings or of any substantive communications with, and any other substantive inquiries or requests for additional information from, the FTC and DOJ. Each Party shall comply promptly, in accordance with advice received from counsel, as appropriate, with any such inquiry or request, provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from the FTC and the DOJ, except that Lilly will pay the filing fees incurred by both Parties in connection with the filings required pursuant to the HSR Act. In the event the Parties determine that HSR filings are required, the Effective Date shall not be deemed to have occurred and this Agreement (other than this Article 15) shall not be binding until the HSR Clearance Date. As used herein, the “HSR Clearance Date” means the earlier of: (a) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act; or (b) the date on which the applicable waiting period under the HSR Act, or any agreed extension thereof, expires. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is [**] after the Parties make their respective HSR filings.
15.2.
Conduct Pending HSR Clearance Date. If the Parties determine that HSR filings are required, between the date of execution of this Agreement and the earlier of the Effective Date or the date of termination, each Party shall conduct its business with respect to the intellectual property rights granted hereunder in the ordinary course, and it will refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights to be granted to either Party hereunder or preventing either Party’s ability to perform its obligations under this Agreement.
15.3.
Updates to Representations and Warranties after Execution Date. Within [**] after the HSR Clearance Date, each Party shall deliver to the other Party a notice either (a) describing any exceptions to such Party’s representations and warranties under Article 12, if any, as if such representations and warranties were made as of the Effective Date or (b) stating that no exceptions apply. If (x) either Party provides notice stating an exception to the representations and warranties under Section 12.1, then the other Party will have the right to terminate this Agreement upon written notice given within [**] after receipt of the exception notice, which termination will have immediate effect, or (y) Verve provides notice stating any exception to the representations and warranties under Section 12.2.1, Section 12.2.2, Section 12.2.3(c), or Section 12.2.4 (solely with respect to a disclosure against the last sentence thereof), then Lilly will have the right to terminate this Agreement upon written notice given within [**] after receipt of the exception notice, which termination will have immediate effect.
Article 16

TERM & TERMINATION
16.1.
Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 16, shall continue on a Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term (with the Royalty Term for a Co-Funded Product being determined as if it were a Royalty Product) in the Territory for such Licensed Product (the “Term”). Upon expiration (but not earlier termination) of this Agreement, with respect to a given Licensed Product and a given country, the licenses granted by Verve to Lilly under Section 8.1 corresponding to such Licensed Product in such country shall continue in full force and effect and shall become fully paid, royalty-free, perpetual, and irrevocable and shall remain exclusive (even as to Verve and its Affiliates).
16.2.
Termination for Material Breach.
16.2.1
Termination. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [**] from the date of such notice; provided that if such non-payment related breach is not reasonably capable of cure within such [**] period, the breaching Party may submit, prior to the end of such [**] period, a reasonable plan to cure the breach within an additional [**], in which case the other Party may not terminate this Agreement within such additional [**] so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan during such period.
16.2.2
Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 16.2.1, and such alleged breaching Party provides the other Party notice of such dispute within such [**] period, then the non-breaching Party may not terminate this Agreement under Section 16.2.1 unless and until it has been finally determined pursuant to Section 17.2 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [**] following such court’s or Executive Officer’s decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
16.2.3
Lilly Option to Continue. In the case where Lilly is entitled to terminate this Agreement in accordance with [**], Lilly may by written notice to Verve within [**] after the right to terminate arises, elect to reduce any amounts owed to Verve under Article 10 after the date giving rise to such right of termination by [**] percent ([**]%). Any such election must be in lieu of termination of the Agreement and will be Lilly’s sole remedy for any such breach.
16.3.
Termination by Lilly.
16.3.1
Partial Termination. Lilly may, at any time in its sole discretion and without cause, terminate this Agreement on a Research and Development Plan-by-Research and Development Plan, Licensed Target-by-Licensed Target or Licensed Product-by-Licensed Product basis upon ninety days (90) days’ prior written notice to Verve.
16.3.2
Entire Agreement. Lilly may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon one hundred eighty (180) days’ prior written notice to Verve.
16.4.
Termination for Cessation of Activity. “Cessation of Activity” means the occurrence of all of the following: [**]. In the event that the Parties agree Cessation of Activity has occurred (or, a final determination in accordance with Section 17.2 and 17.3 is made that Cessation of Activity has occurred), the relevant Licensed Target shall cease to be a Licensed Target under this Agreement, and any corresponding Licensed Products will be deemed Terminated Products (and, for the purposes of this Agreement, shall be deemed to have been terminated in accordance with Section 16.3.1) effective immediately upon [**].
16.5.
Termination for Patent Challenge. Except to the extent the following is unenforceable under the Applicable Law of a particular jurisdiction where the applicable Licensed Patents are pending or issued, if (a) Lilly or any of its Affiliates or Sublicensees, without the prior written consent of Verve, voluntarily commences proceedings (whether before a regulatory or administrative body or a court) anywhere in the world, or requests that any Third Party commence, or voluntarily assists any Third Party in commencing or participating in, proceedings (whether before a regulatory or administrative body or a court) alleging that any claim in any such Licensed Patent is invalid, unenforceable, or otherwise not patentable, then (b) Verve will have the right to terminate this Agreement [**] on [**] written notice to Lilly, unless Lilly or its applicable Affiliate or Sublicensee withdraws (or causes to be withdrawn) such challenge within [**].
16.6.
Effects of Termination. Upon any termination of this Agreement or, to the extent specified, upon expiration, the provisions of this Section 16.6 will apply, provided that if this Agreement is terminated only with respect to specified Licensed Targets or Licensed Products and not in its entirety, then the following will apply to such Terminated Products or Targets only, and if this Agreement is terminated in its entirety, then all Licensed Targets or Licensed Products will be deemed Terminated Products or Targets.
16.6.1
Termination of Licenses. All licenses for Terminated Products or Targets granted by Verve under Article 8 (and if applicable, Lilly’s license to Verve under Section 8.4) shall terminate automatically as of the effective date of termination; provided that, if Lilly (or its Affiliates or Sublicensees) has inventory of usable Licensed Product(s) as of the effective date of termination, then Lilly (and its Affiliates and Sublicensees) may continue to sell off such inventory of Licensed Products in the Field in the Territory (and fulfill customer orders therefor, including to Manufacture Licensed Products for customer orders placed prior to the effective date of termination) until the earlier to occur of [**] after the effective date of termination and the date on which Lilly (or its Affiliates or Sublicensees) no longer has such inventory of Licensed Product(s) and shall pay Verve any applicable payments due based on such sales. Any permitted sublicense granted by Lilly or its Affiliate to a Third Party under the licenses granted to Lilly under this Agreement shall survive the termination of this Agreement. If permitted under such surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Verve to such Sublicensee; provided that if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Lilly shall be entitled to retain its right to payment thereunder and shall remain liable for royalties under Section 10.4 of this Agreement with respect to sales by such Sublicensee. Notwithstanding the foregoing, after termination of this Agreement, Lilly and its Affiliates shall retain a non-exclusive, royalty-free, perpetual, sub-licensable right to use [**], for internal research and development purposes; provided, however, in no event will the foregoing right be construed as a right or license to Exploit any Verve Gene Editor, Verve Delivery Element, or the Verve Platform.
16.6.2
Destruction of Confidential Proprietary Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Disclosing Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. [**].
16.6.3
Reversion.
(a)
Following termination of this Agreement in its entirety or in part with respect to any Licensed Product, [**], to the extent requested by Verve in writing no later than [**] following the effective date of such termination (the “Reversion Option”), the Parties shall enter into an agreement (as described in (b) below) for Lilly to provide Verve, in exchange for commercially reasonable terms and consideration, (i) an exclusive, worldwide, sublicensable (through multiple tiers) right and license, in the Field and in the Territory, under the Lilly IP that Covers such Licensed Product, solely for use in connection with the Development, Manufacturing or Commercialization of such Licensed Product (provided that, in no event will Lilly be required to grant a license to its Background IP or any Manufacturing-related Intellectual Property Rights Controlled by Lilly), (ii) transfer and assignment to Verve of all Regulatory Approvals and Regulatory Documentation in the Territory solely related to such Licensed Product and a copy of all of the data comprising the global safety database for the Licensed Product; provided that if any Regulatory Approvals and Regulatory Documentation are necessary or useful for Exploitation of such Licensed Product and any other product, then Lilly will grant Verve a right of reference or use with respect to such approvals or documentation with respect to such Licensed Product in the Territory, (iii) transfer of Lilly’s inventory of such Licensed Product [**] to be agreed upon by the Parties, and (iv) Lilly’s performance of activities reasonably requested by Verve with respect to such Licensed Product to support an orderly transition thereof to Verve.
(b)
Promptly after delivery of Verve’s notice that it is exercising the Reversion Option, the Parties will negotiate in good faith [**] (the “Reversion Negotiation Period”). [**].
16.6.4
Refund of Cost-Sharing Fee and Development Costs. If Verve has exercised the Cost-Sharing Option and this Agreement is terminated (i) by Lilly pursuant to Section 16.3 (except [**]) or (ii) by Verve pursuant to Section 16.2, in each case ((i) and (ii)), prior to Completion of a Phase 2 Clinical Trial for the applicable Co-Funded Product, then Lilly shall in the case of (i) and shall at Verve’s election in the case of (ii) pay Verve, within [**].
16.7.
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (solely for purposes of interpreting other surviving provisions), Section 3.4 (solely to the extent of Lilly’s obligation to pay [**] prior to the effective date of expiration or termination), Sections 8.1, 8.5 and 8.6 (solely with respect to the [**]), Section 8.2, Section 8.4.2, Section 8.7, Section 8.8, Article 10 ((i) excluding Section 10.2, (ii) solely to the extent relating to payment obligations accrued prior to the effective date of expiration or termination, and (iii) with respect to Section 10.12, for a period of [**] to permit Verve or Lilly to provide a final payment and report or conduct an audit if applicable), Sections 11.1 through 11.6 (inclusive), Section 11.7 (solely with respect to the payment obligations relating to Existing In-Licensed Technology and Future In-Licensed Technology that have accrued prior to the effective date of expiration or termination), Sections 11.8.1 and 11.8.2 (solely to the extent related to Prosecution and Maintenance of Joint Patents), Section 11.8.3 (first sentence only), Section 11.8.4 (excluding the first and last sentence, and solely to the extent related to Prosecution and Maintenance of Joint Patents, except that the Parties shall cooperate directly and not through the Patent Working Group), Section 11.13 (first sentence only), Section 11.14 (last sentence only), Section 13.1, Article 14 (solely as set forth in Section 14.4), Section 16.1 (last sentence only), Section 16.6, this Section 16.7, Article 17 and Article 18 (excluding Sections 18.7, 18.8, 18.14 and 18.18). Expiration or termination of this Agreement will not limit a Party’s right to seek damages for a breach of this Agreement occurring prior to such expiration or termination.
16.8.
Bankruptcy Code. If this Agreement is rejected or disclaimed by a Party as a debtor under Section 365 of the United States Bankruptcy Code or under any similar provisions in the bankruptcy, insolvency, reorganization or debtor relief laws of another jurisdiction (collectively, the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 16.8 are without prejudice to any rights a Party may have arising under the Code.
Article 17

GOVERNING LAW; DISPUTE RESOLUTION
17.1.
Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

17.2.
Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 17 to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to the Executive Officers of each Party for resolution within [**] of a written request by either Party to the other Party (provided that no Dispute need be referred to Executive Officers for Escalation if the Executive Officers were already referred such matter pursuant to Section 7.6 as a result of a deadlock at the JSC). Each Party, within [**] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred, and such Executive Officers shall meet and seek to resolve such dispute in good faith (“Escalation”). If, after an additional [**] after the notice of Dispute, such Executive Officers taking part in such Escalation have not succeeded in negotiating a resolution of the Dispute, or the Dispute relates to a matter already referred to the Executive Officers pursuant to Section 7.6 without resolution within the time specified therein, and a Party wishes to pursue the matter further, such Party may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 17.3.
17.3.
Litigation; Equitable Relief. The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal dispute-resolution procedures described above. If, within [**] following a notice by either Party to the other that it does not believe the Dispute can be resolved through the Executive Officers, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Either Party may enforce any final judgment resolving a Dispute in any court having appropriate jurisdiction. Notwithstanding the foregoing, any challenge to a Patent (including, without limitation validity, enforceability, or otherwise) may be brought before the U.S. Patent and Trademark Office or similar foreign body.
Article 18

MISCELLANEOUS
18.1.
Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Execution Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Execution Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
18.2.
Limitation of Liability. Neither Party may recover from the other Party any special, incidental, consequential or punitive damages in connection with this Agreement, regardless of any notice of the possibility of such damages; provided, however, that this Section 18.2 shall not be construed to limit either party’s indemnification obligations under Article 13, Verve’s liability for breach of its exclusivity obligations under Article 9 or either Party’s breach of its confidentiality obligations under Article 14 or liability of a party for its infringement or misappropriation of any Intellectual Property Rights or for a Party’s gross negligence, willful misconduct or fraud.
18.3.
Independent Contractors. The relationship between Lilly and Verve created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, nor can either Party assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.
18.4.
Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 18.4, in each case, addressed as set forth below unless changed by notice so given:

If to Verve:	Verve Therapeutics, Inc. 201 Brookline Avenue Boston, MA 02215 Attn: Business Development Email: [**]
With copies (which shall not constitute notice) to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Sarah Tegan Hogan and Craig Hilts Email: [**] and [**]

If to Lilly:	Eli Lilly and Company Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: [**]

With copies (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: [**]

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Jeffrey D. Osterman, Esq.
E-mail: [**]

18.5.
Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction: (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement; (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof; and (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom.
18.6.
Non-Use of Names. Verve shall not use the name, trademark, logo, or physical likeness of Lilly or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Lilly’s prior written consent. Verve shall require its Affiliates to comply with the foregoing. Lilly shall not use the name, trademark, logo, or physical likeness of Verve or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Verve’s prior written consent. Lilly shall require its Affiliates and Sublicensees to comply with the foregoing.
18.7.
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 18.8. Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment is binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 18.7 is null, void and of no legal effect.

18.8.
Verve Change of Control.
18.8.1
Notification of Change of Control. Verve shall provide Lilly with written notice of any Change of Control of Verve promptly, but no later than [**].
18.8.2
Acquirer Engaged in Competing Program or is a Lilly Competitor. [**].
18.8.3
[**].
18.8.4
[**].
18.8.5
[**].
18.9.
Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
18.10.
Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
18.11.
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. In the event of any conflict between the main body of this Agreement and any Schedule hereto, the main body of this Agreement shall apply. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) neither Party shall be deemed to be acting on behalf of the other Party; and (l) the word “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.
18.12.
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
18.13.
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
18.14.
Further Assurances. Lilly and Verve hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
18.15.
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
18.16.
Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
18.17.
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
18.18.
Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Lilly extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

VERVE THERAPEUTICS, INC. By: /s/ Andrew Ashe________________ Name: Andrew Ashe Title: President and Chief Operating Officer Date: June 13, 2023

[Signature Page to Research and Collaboration Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

ELI LILLY AND COMPANY By: _/s/ David A. Ricks______________ Name: David A. Ricks Title: Chairman and Chief Executive Officer Date: June 14, 2023

[Signature Page to Research and Collaboration Agreement]